Schedule 14A
(Rule 14A-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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FIRST CHARTER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2007

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of First Charter Corporation, which will be held at the First Charter Center at 10200 David Taylor Drive, Charlotte, North Carolina on May 23, 2007. The meeting will begin at 10:00 a.m.

The business to be conducted at the Annual Meeting is described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and I invite you to pay careful attention to both of these documents. In addition, also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 and our Summary 2006 Annual Report to Shareholders.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you choose to attend, I urge you to sign, date, and promptly return the proxy card in the enclosed postage-paid envelope. You may also vote on the Internet or by telephone. Instructions for those voting methods are listed on your proxy card.

For your convenience, our shareholders may listen to the Annual Meeting on the Internet by visiting our website at www.FirstCharter.com and following the link provided under our “Investor Relations” section. Replays of the Annual Meeting will be made available for 14 days following the Annual Meeting.

Thank you for your interest in First Charter.  We look forward to your continued support throughout 2007.

Sincerely,

Robert E. James, Jr.
President and Chief Executive Officer

First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on May 23, 2007

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of First Charter Corporation will be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina on Wednesday, May 23, 2007 at 10:00 a.m., for the following purposes:

1.	To elect five directors with terms expiring in 2010 and one director with a term expiring in 2008;

2.	To ratify the action of our Audit Committee in appointing KPMG LLP as our independent registered public accountants for 2007; and

3.	To transact any other business properly brought before the meeting or any adjournment thereof.

We have fixed April 10, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of our common stock of record at the close of business on that date will be entitled to notice of and to vote at the meeting and at any adjournment thereof.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please sign, date and promptly return the accompanying proxy card (or vote by phone or on the Internet in accordance with the instructions on the proxy card), so that your shares may be represented and voted at the Annual Meeting.

By order of the Board of Directors,

Stephen J. Antal
Executive Vice President, General Counsel
and Corporate Secretary

April 25, 2007

PROXY STATEMENT
ELECTION OF DIRECTORS
OWNERSHIP OF COMMON STOCK
CORPORATE GOVERNANCE MATTERS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
2006 Base Salary Adjustment
Death, Disability or Retirement
Termination Without Cause/Resignation For Good Reason
Termination Following a Change in Control
Payments Under Transition Agreement
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ANNUAL REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
FORM 10-K
OTHER BUSINESS

First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373

PROXY STATEMENT

2007 Annual Meeting of Shareholders
to be held on May 23, 2007

INFORMATION ABOUT ANNUAL MEETING AND VOTING

Background Information

The principal executive offices of First Charter Corporation are located at 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373 and our telephone number is (704) 688-4300. We own all of the outstanding capital stock of First Charter Bank, a North Carolina state bank (“FCB”).

References throughout this Proxy Statement to the “Corporation” (as well as the words “we,” “us” and “our”) refer to First Charter Corporation. References to “you” or “your” refer to our shareholders. The term “Common Stock” means the Corporation’s outstanding common stock.

Purpose of Proxy Statement

The Board of Directors of First Charter Corporation is soliciting your proxy for voting at our Annual Meeting of Shareholders to be held on Wednesday, May 23, 2007 at 10:00 a.m., at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina (the “Annual Meeting”). This Proxy Statement will be mailed to shareholders on or about April 25, 2007.

Business to be Transacted

At the Annual Meeting, we will ask you to:

•	Elect five directors with terms expiring in 2010 and one director with a term expiring in 2008;

•	Ratify the action of our Audit Committee in appointing KPMG LLP as our independent registered public accountants for 2007; and

•	Consider and vote upon any other business properly brought before the meeting.

No other items are scheduled to be voted upon.

Who May Vote

Shareholders as of the close of business on April 10, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each of the matters voted upon at the meeting, except that shares held by FCB, whether or not held in a fiduciary capacity, may not be voted by FCB in the election of directors, but will be counted for purposes of determining a quorum for the transaction of business at the Annual Meeting.

How to Vote

You may vote at the Annual Meeting:

•	In person;

•	By mail via your proxy card;

•	By telephone in accordance with the instructions on your proxy card; or

•	On the Internet in accordance with the instructions on your proxy card.

Quorum to Transact Business

A quorum for the transaction of business at the Annual Meeting consists of the majority of the issued and outstanding shares of Common Stock entitled to vote on a particular matter, present in person or represented by proxy. As of the Record Date, 35,104,606 shares of Common Stock were issued and outstanding. If you attend in person and indicate your presence, or mail in a properly dated and signed proxy card or vote by phone or on the Internet in accordance with the instructions on your proxy card, your shares will be counted toward a quorum.

Voting of Shares Via Proxy

If you have submitted a properly dated and signed proxy via the mail (or if you vote by phone or on the Internet in accordance with the instructions on the proxy card) and a quorum is established, your shares will be voted as you indicate. However, if you mail in your proxy card and sign and date your card, but do not mark it, your shares will be voted in favor of the election of all of the nominated directors, and in favor of ratifying KPMG LLP as our independent registered public accountants for 2007. If you sign and date your proxy card and withhold voting for any or all of the nominated directors (as explained on the proxy card) or abstain regarding any of the other matters to be voted upon, your vote will be recorded as being withheld or as an abstention, as the case may be, but it will have no effect on the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) will be counted for purposes of determining a quorum but will not affect the outcome of the vote.

Revocation of Proxy

If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Corporation; (2) submitting a properly dated and signed proxy with a later date; or (3) voting in person at the Annual Meeting.

Vote Necessary for Action

Directors are elected by a plurality vote of shares present at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of affirmative votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our meeting the maximum number of directors to be elected is six. In an uncontested election for directors, the plurality requirement is not a factor. The ratification of the appointment of KPMG LLP as our independent registered public accountants for 2007 requires an affirmative vote of the majority of the shares present and voting at the meeting.

Duplicate Proxy Statements and Cards

You may receive more than one proxy statement, proxy card or Annual Report. This duplication will occur if title to your shares is registered differently or your shares are in more than one type of account maintained by Registrar and Transfer Company, our transfer agent. To have all your shares voted, please sign, date and promptly return all proxy cards or make sure that you vote all of your shares by phone or on the Internet.

Other Business

We know of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly presented at the meeting, your signed and dated proxy card, or your vote by telephone or on the Internet, gives authority to Stephen J. Antal and Charles A. Caswell to vote your shares in accordance with their best judgment.

Expenses of Solicitation

We will pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally or by telephone, by our officers and employees without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

ELECTION OF DIRECTORS

Our Articles of Incorporation and Bylaws provide that the Board of Directors will consist of at least five but not more than twenty-five members. The exact number of directors is determined by either the vote of at least 75% of the members of the Board of Directors or by a vote of the shareholders. The directors are divided into three classes having staggered three-year terms. Each class of directors is as nearly equal in number as possible.

The number of directors is currently fixed at seventeen. As previously announced, Mr. Thomas R. Revels has decided not to stand for re-election as a director and will retire from service on the Board of Directors upon the expiration of his current term at the Annual Meeting. By action of the Board of Directors, the number of directors will be fixed at sixteen upon the expiration of Mr. Thomas R. Revel’s term at the Annual Meeting. Proxies may not be voted for a number of persons greater than the number of nominees listed below.

Effective July 26, 2006 and October 25, 2006, respectively, Ms. Jewell D. Hoover and Mr. John S. Poelker, were appointed to the Board of Directors to fill vacancies left by the retirement of Harold D. Alexander at the 2006 Annual Meeting of Shareholders and the resignation of Jerry A. Felts, effective June 29, 2006. Effective November 1, 2006, Mr. Richard F. Combs was also appointed to the Board of Directors in fulfillment of an obligation established in the Corporation’s Agreement and Plan of Merger, dated June 1, 2006, to acquire GBC Bancorp, Inc. (“GBC”). Mr. Combs is a former GBC director. Mr. Combs’ appointment followed a determination by the Board of Directors to increase the size of the Board to seventeen.

As appointed directors Ms. Hoover, and Messrs. Poelker and Combs must each stand for election at the Annual Meeting.

The Board of Directors has nominated the six persons listed below to be elected as directors at the Annual Meeting. Each of the nominees is currently a member of the Board of Directors and is currently in the class of directors with terms expiring at the Annual Meeting. Each of the nominees has been nominated for a term to expire in 2010, except Mr. Richard F. Combs, who has been nominated for a term to expire in 2008 in order to better balance each of the three classes of directors.

It is intended that the persons named in the accompanying form of proxy will vote to elect these six nominees listed below unless authority to vote is withheld. The nominees will serve until the 2008 or 2010 Annual Meeting of Shareholders, as applicable, or until an earlier resignation or retirement or until a successor shall be elected and shall qualify to serve. We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy. We recommend a vote FOR all of the nominees for election as directors.

The names, ages and principal occupations (which have continued for the past five years unless otherwise indicated) and certain other information for each of the nominees and continuing directors are set forth below. Each director also serves as a First Charter Bank Director.

Nominees for Terms Expiring in 2010

JEWELL D. HOOVER, age 58, has been the President of Hoover & Associates, LLC, a bank consulting firm since 2003. Prior to that time, she was a Senior Bank Regulator with the Office of the Comptroller of the Currency, until her retirement in 2003. Ms. Hoover has been a director of the Corporation since 2006.

WALTER H. JONES, JR., age 65, is a partner in the law firm of Homesley, Jones, Gaines, Dudley, Childers, McLurkin, Donaldson & Johnson, PLLC. Mr. Jones is the Chairman of the Board of FCB and has been a director of the Corporation since 2000.

SAMUEL C. KING, JR., age 59, is the President of King’s Office Supply, Inc., an office products retailer. Mr. King is also the President of The UPS Store, Lincolnton, North Carolina, a retail packaging and shipping company. Mr. King has been a director of the Corporation since 2000.

JERRY E. McGEE, age 64, is President of Wingate University. Dr. McGee has been a director of the Corporation since 1995.

JOHN S. POELKER, age 64, has been the President of The Poelker Consultancy, Inc., a financial services consulting firm since 2005. Prior to that time, he was the Executive Vice President and Chief Executive Officer of Old National Bancorp (Evansville, Indiana) until his retirement in 2005. Mr. Poelker has been a director of the Corporation since 2006.

Nominee for Term Expiring in 2008

RICHARD F. COMBS, age 59, has been the President of Excella International Corp., an advanced oxidation technology company in the food preparation industry since 2005. Prior to that time, he was the President of Pureflow Ultraviolet, Inc., an industrial water treatment company, and subsidiary of Trojan Technologies, Inc. Mr. Combs has been a director of the Corporation since 2006.

Continuing Directors with Terms Expiring in 2009

MICHAEL R. COLTRANE, age 60, is the President, Chairman, and Chief Executive Officer of CT Communications, Inc., a telecommunications company. Mr. Coltrane is the Vice Chairman of the Board of the Corporation. He served as a director of the Corporation from 1983 until 1985 and currently has served as a director of the Corporation since 1988. Mr. Coltrane also serves as a director of CT Communications, Inc.

CHARLES A. JAMES, age 60 is the President of Mt. Pleasant Insurance Agency and the co-owner of Mt. Pleasant Bonded Warehouse, a general commodity storage company. Mr. James has been a director of the Corporation since 2000.

ROBERT E. JAMES, JR., age 56, has served as the President and Chief Executive Officer of the Corporation since 2005, and of FCB since 2004. He served as Executive Vice President of the Corporation from 1999 to 2005 and Executive Vice President of FCB from 1999 to 2004. Mr. James has been a director of the Corporation since 2005.

ELLEN L. MESSINGER, age 48, is the Vice President of Messinger Inc., a manufacturing company. Ms. Messinger has been a director of the Corporation since 2003.

HUGH H. MORRISON, age 59, is the President of E. L. Morrison Holding Company, Inc., a real estate holding company, owner of M.B. Commercial Real Estate, Inc., a real estate sales, leasing and property management company and owner of Engineered Lumber Supply LLC, a wholesale lumber company. Mr. Morrison has been a director of the Corporation since 1984.

Continuing Directors with Terms Expiring in 2008

WILLIAM R. BLACK, age 58, is a medical doctor specializing in oncology. Dr. Black is the Vice Chairman of the Board of FCB and has been a director of the Corporation since 1990.

JAMES E. BURT, III, age 69, is a retired banker and Chairman of the Board of the Corporation. Mr. Burt has been a director of the Corporation since 2000.

JOHN J. GODBOLD, JR., age 66, is the President of Godbold Financial Associates, Inc., a bank consulting company. Mr. Godbold has been a director of the Corporation since 1997.

L. D. WARLICK, JR., age 67, is the President of Warlick Funeral Home. Mr. Warlick has been a director of the Corporation since 2000.

WILLIAM W. WATERS, age 65, is the retired President of Waters Construction Company, a homebuilder. Mr. Waters has been a director of the Corporation since 2000.

Messrs. Charles A. James and Robert E. James, Jr. are not related. No director has a family relationship as close as first cousin with any other director, nominee for director or executive officer of the Corporation.

Director Compensation

	Director Compensation for 2006(1)
					Change in
					Pension Value
	Fees Earned			Non-Equity	and Nonqualified		All
	or	Stock	Option	Incentive Plan	Deferred		Other
	Paid in Cash	Awards	Awards	Compensation	Compensation		Compensation	Total
Name	($)	($)(2)(3)(5)	($)(4)(5)	($)	Earnings		($)(6)	($)

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)

Harold D. Alexander(7)	$11,000	$23,660	$11,308	—	—		—	$45,968
William R. Black	49,750	6,570	11,325	—	—		—	67,645
James E. Burt III	43,250	6,570	11,325		0	(8)	$103,985	165,130
Michael R. Coltrane	51,000	6,570	11,325	—	—		—	68,895
Richard F. Combs	5,500	—	—	—	—		—	5,500
Jerry A. Felts(9)	16,750	—	—	—	—		—	16,750
John J. Godbold, Jr.	43,750	6,570	11,325	—	—		—	61,645
Jewell D. Hoover	20,750	—	—				—	20,750
Charles A. James	46,500	6,570	11,308	—	—		—	64,378
Walter H. Jones, Jr.	54,500	6,570	11,325	—	—		—	72,395
Samuel C. King, Jr.	50,250	6,570	11,308	—	—		—	68,128
Jerry E. McGee	47,000	6,570	11,325	—	—		—	64,895
Ellen L. Messinger	49,500	6,570	11,318	—	—		—	67,388
Hugh H. Morrison	43,250	6,570	11,325	—	—		—	61,145
John S. Poelker	10,000	—	—	—	—		—	10,000
Thomas R. Revels	42,000	6,570	11,308	—	—		—	59,878
Lawrence D. Warlick, Jr.	45,500	6,570	11,308	—	—			63,378
William W. Waters	38,500	6,570	11,308	—	—		—	56,378

(1)	Robert E. James, First Charter’s President and Chief Executive Officer, is not included in this table because he is an employee of the Corporation and thus receives no compensation for his service as a director. The compensation received by Mr. James as an employee of the Corporation is shown in the 2006 Summary Compensation Table below.

(2)	Represents the FAS 123(R) expense recognized in 2006 for outstanding shares of restricted stock held by the directors. Restricted shares are expensed ratably over the vesting period, assuming no forfeitures, using the grant date fair value, as discussed in footnote 3, below.

(3)	On March 9, 2006, each of the non-employee directors received an award of 1,000 shares of restricted stock, each with a FAS 123(R) grant date fair value of $23,660. Restricted shares granted to directors during 2006 vest 1/3 annually with vesting dates of 3/9/07, 3/9/08, and 3/9/09.

(4)	Represents the FAS 123(R) expense recognized in 2006 for outstanding stock options. In December 2006, the vesting for all outstanding stock options, except for awards made in 2006, was accelerated so that all such stock options were 100% vested. For more information, please refer to the discussion appearing under the subheading “Other Equity Compensation Actions” in the “Compensation Discussion and Analysis” section, below. Such acceleration of stock option vesting did not result in any incremental fair value, as defined under FAS 123(R). The assumptions used in the calculation of these amounts are included in Note 18 “Shareholders’ Equity, Stock Plans and Stock Awards” in the Notes to Consolidated Financial Statements included within First Charter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(5)	The outstanding equity awards for each director as of December 31, 2006 were as follows:

Outstanding Equity Awards at Fiscal Year-End for 2006

		Stock Awards
	Option Awards	Number of
	Number of	Shares or Units
	Securities Underlying	Stock that have
	Unexercised Options	not Vested
Name	(#) Exercisable	(#)

(a)	(b)	(c)

Harold D. Alexander, retired	13,600	—
William R. Black	21,000	1,000
James E. Burt III	12,100	1,000
Michael R. Coltrane	21,000	1,000
Richard F. Combs	—	—
Jerry A. Felts, resigned	500	—
John J. Godbold, Jr.	20,200	1,000
Jewell D. Hoover	—	—
Charles A. James	3,580	1,000
Walter H. Jones, Jr.	6,307	1,000
Samuel C. King, Jr.	13,240	1,000
Jerry E. McGee	18,600	1,000
Ellen L. Messinger	20,000	1,000
Hugh H. Morrison	7,307	1,000
John S. Poelker	—	—
Thomas R. Revels	8,280	1,000
Lawrence D. Warlick, Jr.	12,520	1,000
William W. Waters	13,600	1,000

(6)	On June 29, 2000, the Corporation and Mr. Burt entered into a Separation and Consulting Agreement terminating Mr. Burt’s employment agreement with the Corporation and its successors. Pursuant to the agreement, Mr. Burt serves as a consultant to the Corporation on a part-time basis. This agreement is scheduled to terminate on July 31, 2007. During 2006, Mr. Burt received $103,985 for his consulting services.

(7)	Effective April 26, 2006, Harold D. Alexander retired from the Board of Directors pursuant to the Corporation’s mandatory retirement policy. Mr. Alexander’s restricted stock award fully vested upon his retirement pursuant to its terms. Upon his retirement, Mr. Alexander’s outstanding stock options continued to vest under the original vesting schedule for such options. However, the vesting for such stock options was accelerated in December 2006, as discussed in footnote 4 to this table.

(8)	The Corporation provides Mr. Burt with monthly payments in the amount of $4,166.67 ($50,000 a year) under a supplemental executive retirement plan. Because these benefits are payable as a ten-year certain annuity to the participant, the present value of the benefit will decline each year. From December 31, 2005 to December 31, 2006, the present value of this benefit declined by $37,145. Mr. Burt is entitled to continue receiving these monthly payments until August 2012.

(9)	Mr. Felts resigned from the Board of Directors effective June 29, 2006. At the time of his resignation, his unvested options and stock awards terminated.

Narrative to Director Compensation Table

During 2006, each director of the Corporation who was not employed by the Corporation or its subsidiaries (an “outside director”) was paid director fees of (1) $3,000 per quarter for his or her services as a director, (2) $1,500 for each meeting of the Board of Directors of the Corporation attended in person, ($1,000 for each telephonic attendance), and (3) $1,000 for each committee meeting attended in person ($750 for each telephonic attendance). In the event of an unscheduled meeting of the Board of Directors or committee meeting of short duration (i.e., less than one hour), a fee of $500 may be paid to each outside director attending such meeting, in the discretion of the Chairman of the Board or the committee chairperson. In addition, the chairperson of the Audit Committee received an annual cash retainer in the amount of $6,000 and the chairperson of each of the other committees of the Board of Directors, except the Executive Committee, received an annual cash retainer in the amount of $4,000. The compensation for outside directors is periodically reviewed for adjustment by the Compensation Committee. During 2006 the Committee retained Semler Brossy Consulting Group, LLC, a compensation consulting firm, to assist them with this review; no changes to the compensation described above were made for 2007.

Deferred Compensation for Non-Employee Directors.  Effective May 1, 2001, the Corporation amended and restated the First Charter Corporation 1994 Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, eligible directors may elect to defer all or part of their director’s fees for a calendar year, in exchange for Common Stock. The amount deferred, if any, must be in multiples of 25 percent of their total director’s fees. Each participant is fully vested in his or her account balance under the Deferred Compensation Plan. The Deferred Compensation Plan generally provides for fixed payments or a lump sum payment, or a combination of both, in shares of Common Stock after the participant ceases to serve as a director for any reason.

The Common Stock purchased by the Corporation for the Deferred Compensation Plan is maintained in the First Charter Corporation Directors’ Deferred Compensation Trust, a Rabbi Trust (the “Trust”), on behalf of the participants. The assets of the Trust are subject to the claims of general creditors of the Corporation. Dividends payable on the shares of Common Stock held by the Trust will be reinvested in additional shares of Common Stock and held in the Trust for the benefit of the participants. Deferrals of director fees pursuant to this plan amounted to $333,250 for 2006.

Effective May 1, 2001, the Corporation approved and adopted a non-qualified compensation deferral arrangement called the First Charter Corporation Directors’ Option Deferral Plan (the “Director OPT Plan”). Under the Director OPT Plan, eligible directors may elect to defer 100% of their director’s fees and invest these deferrals into mutual fund investments. Participants are offered the opportunity to direct an administrative committee to invest in separate investment funds with distinct investment objectives and risk tolerances. Deferrals of director fees pursuant to this plan amounted to $62,250 for 2006.

We also maintain the First Charter Stock Option Plan for Non-Employee Directors (the “Director Option Plan”) and the 2000 Omnibus Stock Option and Award Plan (the “Omnibus Stock Option Plan”). The Compensation Committee from time to time may grant non-qualified options to purchase Common Stock and/or Restricted Stock Awards (“RSA”) to eligible directors of the Corporation or a subsidiary in accordance with these plans. The terms and provisions of any options granted, including the termination, vesting and accelerated exercise of the options, upon death, disability, retirement or otherwise, as well as the terms and provisions of any RSA granted under these plans, is subject to the discretion of the Compensation Committee. The exercise price of any option granted must be equal to the fair market value of the Common Stock on the date of grant. In March 2006 the Compensation Committee approved an RSA grant to each of the outside directors of the Corporation in the amount of 1,000 shares of Common Stock, pursuant to the Omnibus Stock Option Plan. These RSAs vest in cumulative installments of one third per year over the next three years.

Burt Agreements.  On June 29, 2000, the Corporation and James E. Burt, III, a director of the Corporation, entered into a Separation and Consulting Agreement terminating Mr. Burt’s employment with the Corporation and his prior employment agreements with the Corporation and its successors (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Burt will serve as a consultant to the Corporation on a part-time basis until July 31, 2007, unless the consultancy is terminated earlier. Mr. Burt advises the Corporation on its business, customers, products and services, and he remains under the terms of an ongoing non-competition agreement with the Corporation both during the term of the Consulting Agreement and for a two-year period following the termination or end of the Consulting Agreement. During 2006, Mr. Burt received $103,985 for his consulting services.

At the time of the merger between the Corporation and Carolina First Bancshares, Inc., in April 2000 the Corporation assumed a pre-existing supplemental executive retirement plan that benefits Mr. Burt. Under this agreement, the Corporation provides Mr. Burt with monthly payments in the amount of $4,166.67 ($50,000 a year). Mr. Burt is entitled to continue receiving these monthly payments until August 2012.

Attendance of Directors

During 2006, the Board of Directors held 11 meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which they served during their applicable period of service in 2006.

Committees of the Board of Directors

The following is a brief description of the duties of each of our committees and a list of the current members of each such committee.

Executive Committee.  Subject to limitations under North Carolina law, the Executive Committee may exercise all of the authority of the Board of Directors in the management of the Corporation. The Executive Committee reviews management reports and makes recommendations to the directors at the regularly scheduled Board of Directors meetings. The Executive Committee met three times during 2006. James E. Burt, III, (Chairman), Michael R. Coltrane (Vice Chairman), William R. Black, John J. Godbold, Jr., Robert E. James, Jr., Walter H. Jones, Jr., Jerry E. McGee, and Hugh H. Morrison are the current members of the Executive Committee.

ALCO and Finance Committee (the “ALCO Committee”).  The ALCO Committee became a committee of the Corporation’s Board of Directors effective January 1, 2006, and is responsible for oversight of asset and liability management, capital and dividend planning, liquidity, budgeting and forecasting and contingency planning. The ALCO Committee met six times in 2006. Michael R. Coltrane (Chairman), William R. Black, James E. Burt, III, Jewell D. Hoover and Robert E. James, Jr. are the current members of the ALCO Committee.

Audit Committee.  The Audit Committee, among other things, is responsible for the appointment, compensation, retention and oversight of the Corporation’s independent auditors, and reviews the Corporation’s financial statements, audit reports, internal controls and internal audit procedures. The Audit Committee met thirteen times during 2006. William R. Black (Chairman), Jewell D. Hoover, Charles A. James, Samuel C. King, Jr., Ellen L. Messinger and John S. Poelker are the current members of the Audit Committee. As determined by the Board of Directors, each of the members of the Audit Committee is an independent director in accordance with the independence requirements of the Securities and Exchange Commission (the “SEC”), and the NASDAQ Stock Market Marketplace Rules (the “NASDAQ Rules”).

Compensation Committee.  The Compensation Committee annually reviews and recommends to the Board of Directors salary grade ranges and merit increase guidelines for our employees and the employees of our subsidiaries. In addition, the committee recommends to the Board of Directors the annual budget request for all salaries and specifically recommends to the Board of Directors all executive officers’ salaries. Furthermore, it reviews recommendations from management regarding major benefit plans and recommends to the Board of Directors annually the formula for matching contributions and discretionary contributions made by the Corporation to the First Charter Retirement Savings Plan (401(k)). The committee also reviews recommendations for the formula for funding and payments made under the Corporation’s Annual Incentive Plan (the “Annual Incentive Plan”). The Compensation Committee grants options and other stock-based awards under and administers the First Charter Comprehensive Stock Option Plan, Omnibus Stock Option Plan, the 1999 Employee Stock Purchase Plan (“1999 ESPP”), the First Charter Corporation Restricted Stock Award Program and the Director Option Plan. The committee also annually evaluates and recommends director compensation and benefits to the full Board of Directors. The Compensation Committee’s governing Charter does not contain any specific provisions regarding the committee’s ability to delegate its authority to other persons.

With respect to the Chief Executive Officer, the Compensation Committee periodically reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation. For members of Executive Management, other than the CEO, the Committee receives recommendations from the CEO and, in its discretion, approves the compensation for these individuals. The Compensation Committee routinely engages an outside compensation consultant to make recommendations relating to overall compensation philosophy, the financial peer group to be used for external comparison purposes for Executive Management (including the NEOs) and director compensation, comparable base salary levels for Executive Management, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans, and related compensation matters. For 2006, the Compensation Committee engaged Semler Brossy Consulting Group, LLC to serve in this capacity.

The Compensation Committee met ten times during 2006. Jerry E. McGee (Chairman), Michael R. Coltrane, Walter H. Jones, Jr., John S. Poelker, Thomas R. Revels and L.D. Warlick, Jr., are the current members of the Compensation Committee. In order to comply with certain restrictions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Compensation Committee is composed solely of directors who qualify as “non-employee directors,” as that term is defined in Rule 16b-3. As determined by the Board of Directors, each of the members of the Compensation Committee is an independent director in accordance with the independence requirements of the NASDAQ Rules.

Governance and Nominating Committee.  The Governance and Nominating Committee evaluates and recommends nominees for the Board of Directors. In addition, the Governance and Nominating Committee assesses the effectiveness of the Board of Directors and its committees and assists in the development and implementation of the Corporation’s Corporate Governance Guidelines. The Governance and Nominating Committee met eight times during 2006. Walter H. Jones, Jr. (Chairman), Samuel C. King, Jr., Jerry E. McGee, Ellen L. Messinger, and L.D. Warlick, Jr. are the current members of the Governance and Nominating Committee. As determined by the Board of Directors, each of the members of the Governance and Nominating Committee is an independent director in accordance with the independence requirements of the NASDAQ Rules.

Nominations for Director

The Governance and Nominating Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board of Directors director nominees to be presented for shareholder approval at the Annual Meeting of Shareholders and director candidates to fill vacancies on the Board of Directors as they arise. The Governance and Nominating Committee will consider candidates recommended by shareholders for election to the Board of Directors. Our Bylaws set forth the procedures for you to follow in order to nominate persons for election to the Board of Directors. Generally, you may properly bring a nomination before the annual meeting of shareholders in a given year if you provide written notice to the Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary date of the prior year’s annual meeting of shareholders. This notice must include certain biographical information relating to the person nominated. You must also inform us of the number of shares of Common Stock you beneficially own. The Governance and Nominating Committee will consider the nomination for the Board of Directors’ slate of nominees for that year. The Bylaws provide a different time frame for submitting nominations if the annual meeting is held more than 30 days before or 60 days after the anniversary date of the prior year’s annual meeting. Finally, the Bylaws set forth under what circumstances you may submit a nomination for director before a special meeting of shareholders and the time frame within which the nomination must be submitted. Unless nominations are presented in accordance with these Bylaw provisions, they will be disregarded and invalid. You may obtain a copy of the Bylaws, upon written request, to First Charter Corporation, Post Office Box 37937, Charlotte, North Carolina, 28237-7937, Attention: Corporate Secretary, and upon payment of $25.00 to cover the costs of reproduction and mailing.

The Governance and Nominating Committee reviews the background and qualifications of each director nominee to determine his or her experience, competence and character and assesses such director nominee’s potential contribution to the Board of Directors. It is the policy of the Governance and Nominating Committee to select individuals as director nominees who have recognized personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation and its shareholders. Director nominees will be selected by the Governance and Nominating Committee on the basis of their outstanding achievement in their personal careers, broad experience, wisdom, ability to make independent analytical inquiries, understanding of the business environment, specialized knowledge (such as an understanding of accounting, financial, marketing or regulatory matters), willingness to devote adequate time to the duties of the Board of Directors, and commitment to the Corporation’s communities and shared values. Shareholder nominees will be analyzed by the Governance and Nominating Committee in the same manner as nominees that are nominated by the Governance and Nominating Committee.

All nominees for election to the Board of Directors have been recommended by the Governance and Nominating Committee. Except for Ms. Hoover and Messrs. Poelker and Combs, all such nominees are current directors standing for re-election. Ms. Hoover and Messrs. Poelker and Combs, who were appointed to the Board of Directors in 2006, are required to stand for election by the shareholders of the Corporation at the Annual Meeting. Ms. Hoover and Mr. Poelker were identified and recommended by the Chief Executive Officer and Chief Financial Officer of the Corporation, respectively. As previously stated, Mr. Combs was appointed to the Board of Directors in fulfillment of an obligation established in the Corporation’s Agreement and Plan of Merger with GBC.

OWNERSHIP OF COMMON STOCK

The following table shows, as of February 28, 2007, the number of shares of Common Stock and the percent of outstanding Common Stock beneficially owned by (i) each director and nominee for director of the Corporation, (ii) each executive officer of the Corporation named in the Summary Compensation Table contained elsewhere herein and (iii) all directors and executive officers as a group. Based upon a search of filings made with the Securities and Exchange Commission, no shareholder of the Corporation owns 5 percent or more of our Common Stock.

	Shares Beneficially Owned(1)
Name	Number		Percent of Class

William R. Black	117,904	(2)	*
James E. Burt, III	160,765	(3)	*
Charles A. Caswell	21,025	(4)	*
Michael R. Coltrane	101,449	(5)	*
Richard F. Combs	127,951	(6)	*
J. Scott Ensor	20,523	(7)	*
John J. Godbold, Jr.	181,718	(8)	*
Jewell D. Hoover	2,572	(9)	*
Charles A. James	181,747	(10)	*
Robert E. James, Jr.	162,306	(11)	*
Walter H. Jones, Jr.	64,768	(12)	*
Samuel C. King, Jr.	81,045	(13)	*
Richard A. Manley	9,513		*
Jerry E. McGee	43,520	(14)	*
Ellen L. Messinger	29,679	(15)	*
Hugh H. Morrison	56,612	(16)	*
John S. Poelker	2,000	(17)	*
Thomas R. Revels	15,945	(18)	*
Stephen M. Rownd	25,468	(19)	*
Cecil O. Smith, Jr.	9,446	(20)	*
L. D. Warlick, Jr.	182,206	(21)	*
William W. Waters	78,422	(22)	*
All directors and executive officers of the Corporation as a group (25 persons)	1,697,276	(24)	4.78%

*	Less than 1%.

(1)	Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to the shares listed.

(2)	Includes 21,000 shares that may be acquired by Dr. Black upon the exercise of stock options that are currently exercisable. Also includes (i) 2,342 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (ii) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(3)	Includes 10,808 shares owned by Mr. Burt’s spouse, as to which she has sole voting and investment power. Also includes (i) 12,100 shares that may be acquired by him upon the exercise of stock options that are currently exercisable, (ii) 7,507 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (iii) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(4)	Includes 11,780 shares that may be acquired by Mr. Caswell upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of February 28, 2007 and 3,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(5)	Includes 21,000 shares that may be acquired by Mr. Coltrane upon the exercise of stock options that are currently exercisable. Also includes (i) 9,042 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition, (ii) 8,925 shares held in the Anne Collins Coltrane Trust as to which he may be deemed to be the beneficial owner, as to which he has sole voting and investment power and (iii) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(6)	Includes 13,688 shares owned by Mr. Comb’s spouse, as to which she has sole voting and investment power. Also includes (i) 366 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (ii) 1,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(7)	Includes 18,251 shares that may be acquired by Mr. Ensor upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of February 28, 2007 and 2,272 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(8)	Includes 1,789 shares owned by Mr. Godbold’s spouse, as to which she has sole voting and investing power. Also includes (i) 20,200 shares that may be acquired by Mr. Godbold upon the exercise of stock options that are currently exercisable and (ii) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(9)	Includes 1,152 shares as to which Ms. Hoover may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which she would have sole voting and investment power upon acquisition and 1,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which she has sole voting power, but not investment power.

(10)	Includes 19,200 shares owned jointly by Mr. Charles A. James and his children, as to which he has shared voting and investment power. Also includes (i) 3,580 shares that may be acquired by him upon the exercise of stock options that are currently exercisable and (ii) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(11)	Includes 140,717 shares that may be acquired by Mr. Robert E. James, Jr. upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of February 28, 2007 and 456 shares owned jointly by Mr. James’ children, as to which they have shared voting and investment power.

(12)	Includes 529 shares owned jointly by Mr. Jones and his spouse, as to which he has shared voting and investment power. Also includes (i) 33,101 shares owned by his spouse, as to which she has sole voting and investment power, (ii) 6,307 shares that may be acquired by him upon the exercise of stock options that are currently exercisable, (iii) 15,667 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (iv) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(13)	Includes 6,515 shares owned jointly by Mr. King and his spouse, as to which they have shared voting and investment power. Also includes (i) 4,782 shares owned by his spouse, as to which she has sole voting and investment power, (ii) 13,240 shares that may be acquired by him upon the exercise of stock options that are currently exercisable, (iii) 925 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (iv) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(14)	Includes 18,600 shares that may be acquired by Dr. McGee upon the exercise of stock options that are currently exercisable. Also includes (i) 8,746 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (ii) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(15)	Includes 440 shares owned by Ms. Messinger’s spouse, as to which he has sole voting and investment power. Also includes (i) 20,000 shares that may be acquired by her upon the exercise of stock options that are currently exercisable, (ii) 1,500 shares held by Ms. Messinger as custodian for her children, as to which they have shared voting and investment power and (iii) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which she has sole voting power, but not investment power.

(16)	Includes 1,451 shares owned by Mr. Morrison’s spouse, as to which she has sole voting and investment power. Also includes (i) 7,307 shares that may be acquired by him upon the exercise of stock options that are currently exercisable, (ii) 12,089 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition, (iii) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power and (iv) 28,000 shares pledged as collateral.

(17)	Includes 1,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which Mr. Poelker has sole voting power, but not investment power.

(18)	Includes 296 shares owned jointly by Mr. Revels and his former spouse, as to which they have shared voting and investment power. Also includes (i) 8,280 shares that may be acquired by Mr. Revels upon the exercise of stock options that are currently exercisable, (ii) 5,339 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (iii) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(19)	Includes 22,785 shares that may be acquired by Mr. Rownd upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of February 28, 2007.

(20)	Includes 8,618 shares that may be acquired by Mr. Smith upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of February 28, 2007.

(21)	Includes 3,063 shares held by Mr. Warlick’s spouse as custodian for their children, as to which she has sole voting and investment power. Also includes (i) 31,270 shares owned by his spouse, as to which she has sole voting and investment power, (ii) 12,520 shares that may be acquired by him upon the exercise of stock options that are currently exercisable, (iii) 86 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (iv) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power

(22)	Includes 13,600 shares that may be acquired by Mr. Waters upon the exercise of stock options that are currently exercisable. Also includes (i) 1,603 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition, and (ii) 2,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power

(23)	Includes 13,864 shares that may be acquired by three other unnamed executive officers upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of February 28, 2007. Also includes 3,900 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program, as to which they have sole voting power, but not investment power.

CORPORATE GOVERNANCE MATTERS

Director Independence

Upon the consideration of the criteria and requirements regarding director independence set forth in the NASDAQ Rules, the Board of Directors has determined that each of the following directors that will serve after the date of the Annual Meeting are “independent directors”: Dr. Black, Mr. Coltrane, Mr. Combs, Ms. Hoover, Mr. Charles A. James, Mr. Jones, Mr. King, Dr. McGee, Ms. Messinger, Mr. Morrison, Mr. Poelker, Mr. Warlick, and Mr. Waters. During its deliberations, the Board of Directors also considered the following de minimis relationships with directors deemed independent under the NASDAQ Rules: (i) Samuel C. King, Jr. is the President of King’s Office Supply, Inc., from which the Corporation purchased office products and furniture during 2006 and (ii) Walter H. Jones, Jr., is a Partner in the law firm of Homesley, Jones, Gaines, Dudley, Childers, McLurkin, Donaldson & Johnson, PLLC, which during 2006 the Corporation engaged from time to time for representation in various matters involving collections and foreclosures. Messrs. Alexander and Felts, who each ceased to be directors during 2006, and Mr. Revels, whose term expires at the Annual Meeting, were independent during their service on the Board of Directors.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Corporation’s Board of Directors previously adopted the “First Charter Corporation Code of Business Conduct and Ethics” (the “Code”), applicable to the directors and employees (including the Chief Executive Officer and the Chief Financial Officer) of the Corporation and its subsidiaries. During 2006, the Board of Directors reaffirmed the adoption of the Code. In addition, in furtherance of our long-standing goal of providing effective corporate governance of our business and affairs for the benefit of shareholders, the Board of Directors previously adopted the “First Charter Corporation Corporate Governance Guidelines” (the “Corporate Governance Guidelines”). A copy of each of the Code and the Corporate Governance Guidelines is available on our website at www.FirstCharter.com under the “Corporate Governance” section.

Committee Charters

Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee operate under written charters that have been approved by the Board of Directors. These charters are available on our website at www.FirstCharter.com under the “Corporate Governance” section.

Audit Committee Financial Expert

The Board of Directors has determined that one member of the Audit Committee, John S. Poelker, is an audit committee financial expert. Mr. Poelker is “independent” as that term is defined in the NASDAQ Rules.

Conflicts of Interest Transactions

Pursuant to the Corporation’s Amended and Restated Conflicts of Interest Transactions Policy for Directors and Executive Officers, an executive officer or director, or immediate family members of such persons, who has an actual or possible conflict of interest in a transaction has a duty to disclose to the Audit Committee that interest and describe all material facts concerning the matter before entering into the proposed transaction. The Audit Committee shall review the proposed transaction and determine whether a “conflict of interest transaction” exists and whether such transaction should be approved by the Audit Committee, subject to the approval of the disinterested directors of the Corporation. If the conflict of interest transaction involves a director, simultaneous with such review, the Audit Committee shall disclose the proposed transaction to the Governance and Nominating Committee to facilitate its ongoing monitoring of the independence of the members of the Board of Directors. The Governance and Nominating Committee shall inform the Board of Directors as to its initial assessment of the potential impact of the conflict of interest transaction upon the subject director’s independence. Thereafter, the disinterested members of the Board of Directors shall determine by voting whether the transaction should be approved and validated. On an annual basis, the Corporation’s management discloses to the Audit Committee and the Board of Directors for their review a summary of all previously approved conflict of interest transactions and the amounts paid by the Corporation pursuant to such transactions during each of the two most recently completed fiscal years. If at any time there is proposed to be a material change in the amount or type of the continuing transactions previously approved pursuant to this policy, such change must be approved in advance in the same manner as a new conflict of interest transaction.

A “conflicts of interest transaction” is defined as a transaction involving the Corporation in which an executive officer or director has a direct or indirect interest. Under the policy, executive officers and directors will be deemed to have a direct interest if they have or a member of their family has a material financial interest in the transaction. The Corporation believes that Related Person Transactions (as defined below) that are required to be disclosed in the Corporation’s annual proxy statement will constitute “conflicts of interest transactions” and will therefore be subject to the foregoing approval procedures.

The term “Related Person Transaction” generally means a transaction, arrangement or relationship (or any series of the same) in which the Corporation (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest. A “Related Person” generally means a director, director nominee or executive officer of the Corporation; a person who is known to be the beneficial owner of more than 5% of any class of the Corporation’s common stock; and any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

Shareholder Communications

You may communicate directly with any member or committee of the Board of Directors or the Chair of any committee by writing to the Board of Directors, or a specific Committee Chair or director at the following address: First Charter Corporation Board of Directors, c/o Corporate Secretary, Post Office Box 37937, Charlotte, North Carolina 28237-7937. Each such communication should specify the applicable addressee. The Board of Directors has instructed the Corporate Secretary to forward these communications to the addressee, and if no specific addressee is listed, to the Chairman of the Board of Directors.

Attendance at 2006 Annual Meeting

At the 2006 Annual Meeting of Shareholders, 14 members of our Board of Directors were in attendance. We believe that the Annual Meeting is an opportunity for shareholders to communicate directly with our directors. Pursuant to our Corporate Governance Guidelines, directors are encouraged to attend the Annual Meeting of Shareholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is currently composed of six directors and operates under a written charter. The Audit Committee annually reviews and reassesses the adequacy of the Audit Committee Charter. During 2006, the Charter was amended and such amended Charter was adopted by the Board of Directors and is attached hereto as Appendix A.

Management is responsible for the Corporation’s internal controls and the financial reporting process. The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, and oversight of the Corporation’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards).

The Corporation’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

William R. Black (Chairman)	Samuel C. King, Jr.
Jewell D. Hoover	Ellen L. Messinger
Charles A. James	John S. Poelker

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION PHILOSOPHY

The Corporation’s executive compensation program has been designed as an active management tool that directs and rewards specific results. The primary objective of the executive compensation program is to reinforce the strategic goals and objectives that management and the Board of Directors have developed by directly aligning specific, targeted levels of performance with specific levels of compensation. The impact of performance on pay is intended to be clear, direct and easy to understand.

The executive compensation program is founded upon the idea that a strong, performance-oriented compensation program, aligned with the practices of our peers, is a key ingredient in becoming a leading performer relative to organizations of similar size, and is, therefore, in the best interests of shareholders. We also believe that a performance-based compensation program is vital to attracting and retaining highly talented and motivated executives to lead the Corporation.

As described elsewhere in this proxy statement, the Compensation Committee of the Board of Directors is responsible for the administration of and overall structure of the Corporation’s executive compensation program. The Compensation Committee is composed entirely of independent, nonmanagement directors.

OVERVIEW OF COMPENSATION PROGRAM

Beginning in the Fall of 2005, the Corporation’s executive compensation program was completely reviewed and updated to better align the program with our pay for performance philosophy. From a business perspective, one of management’s primary goals was to enhance total return to shareholders. To reinforce this overarching business goal, the Compensation Committee and management sought to tie executive compensation to quantifiable earnings metrics, such as the Corporation’s Operating Earnings Per Share (EPS) and Cash Return on Equity (ROE).

Based on a review of our competitors’ business practices and our understanding of the relationship between pay and performance within our Peer Group (defined below), the Compensation Committee made two significant changes to the structure of the executive compensation program that went into effect in 2006:

•	A new long-term incentive plan (LTIP), tied to Operating EPS growth, Cash ROE and Net Charge-offs replaced the previous stock option only plan (see discussion under “Elements of Compensation — Long Term Incentive Plan”). The new LTIP plan, which operates under the First Charter 2000 Omnibus Stock Option and Award Plan has “targeted” the level of compensation with lower payouts than typical for lower than peer performance and higher payouts than typical for higher than peer performance. For example, performance at the 25th percentile of the Peer Group would result in a payout significantly less than the 25th pay percentile, and likewise, 75th percentile performance would result in a payout greater than 75th pay percentile.

•	Share ownership guidelines were implemented to strengthen the link between the interests of our Directors and executive officers and those of our shareholders (see discussion under “Share Ownership Guidelines”).

Although the Corporation considers the new LTIP and its performance-driven incentives to be a focal point of the redesigned executive compensation program, it is only one element of a comprehensive executive compensation program designed to align pay with performance and to aid in the attraction and retention of highly qualified executives. Each element of the program is briefly described below along with a summary of its objectives:

Compensation
Element	Description	Objective

Base Salary	Fixed compensation that is usually increased annually based on performance and an annual review of peer compensation.	• Provide a base level of compensation that fairly accounts for the job and scope of the role being performed, and • Reward the demonstrated proficiency of the incumbent.

Annual Incentive Plan (AIP)	Variable compensation earned based on performance against pre-established annual goals.	• Reward for achieving critical annual operating goals (typically, Operating EPS) which ultimately contributes to long-term total return to shareholders.

Long-Term Incentive Plan (LTIP)	The value of the LTIP is comprised of 30% stock options that vest over time and 70% performance shares that vest based on achievement of three-year Charge-off, Cash ROE and Operating EPS, as compared to the Peer Group.
• Motivate performance consistent with third quartile earnings and return performance which impacts total return to shareholders.
• Align the economic interests of the participants with the shareholders by rewarding executives for stock price improvement.
• Aid in retention (through vesting schedules).

Supplemental Executive Retirement Plan (SERP)	Non-qualified retirement benefit that provides additional retirement income beyond what is provided in the Corporation’s standard retirement plan through a pre-set, fixed annuity value. Only the CEO and one other executive officer are provided SERPs.	• Aid in recruiting of mid-career executives to the Corporation. • Aid in retention.

Other Benefits and Perquisites	Broad-based benefits provided to all the Corporation employees (e.g., medical and group term life insurance), a nonqualified deferred compensation arrangement, and certain perquisites, including club memberships, car allowance and supplemental welfare benefits.	• Provide a competitive total package to attract and retain key executives.

OPERATION OF COMPENSATION COMMITTEE

The Compensation Committee is responsible for the overall structure of the Corporation’s executive compensation program. The Committee considers, recommends and oversees the Corporation’s major benefit plans, including incentive compensation plans, and equity-based plans in which Directors, the Corporations’ top level of “executive management” (which consists of the Chief Executive Officer and seven other executive officers), and other employees of the Corporation and its subsidiaries may participate. The executive officers named in the Summary Compensation Table, which consists of the Chief Executive Officer, the Chief Financial Officer, and three other members of executive management, are referred to as “NEOs” or “named executive officers.” The Compensation Committee also approves option grants and restricted stock or other awards, and imposes such limitations, restrictions and conditions upon those awards as the Committee deems necessary or advisable. The Compensation Committee is composed entirely of independent, nonmanagement directors. Except for the broad-based compensation and benefit programs available to all employees, the Compensation Committee approves all compensation-related decisions for executive management. For more information on the operations of the Compensation Committee, please refer to “Committees of the Board of Directors.”

OUTSIDE CONSULTANT

In connection with the redesign of the compensation program, the Compensation Committee engaged the Semler Brossy Consulting Group, LLC (Semler Brossy) to serve as the Compensation Committee’s independent executive compensation advisor. Semler Brossy works directly for the Compensation Committee, reporting to the Chairman of the Committee. On issues related to compensation design or comparison of the Corporation’s program to the Peer Group, Semler Brossy typically prepares and presents a written report to the Committee. Generally, Semler Brossy will meet with appropriate members of executive management to assess compensation program design issues and desired business directives, but Semler Brossy will prepare its report and findings independently. Semler Brossy is also charged with providing objective data, consistent with the stated compensation philosophy, on Peer Group compensation programs and provides general advice and counsel to the Committee on ongoing compensation issues that arise. Semler Brossy provides no other services for the Corporation.

The role and selection of the outside consultant is reviewed against a set of standards on an annual basis. This review includes feedback from management. Based on this review, Semler Brossy was retained for 2007 as the independent executive compensation advisor to the Compensation Committee.

COMPETITIVE BENCHMARKING AND POSITIONING

We believe that the compensation practices of our peers provide important context to the Corporation’s executive compensation program. The primary source of peer data for our executive compensation program is a customized Peer Group developed to specifically reflect banks with whom the Corporation competes for talent, banks of similar size and scope to the Corporation and banks that operate with a similar, metropolitan focused branch footprint. Additionally, as a secondary reference point, the Compensation Committee considers data from financial services compensation surveys.

As part of the compensation review that began in the Fall of 2005, the Compensation Committee developed a set of criteria that would consistently identify banks most similar to the Corporation in size and scope of operations (the “Peer Group”). Under these criteria, we consider our Peer Group to consist of financial institutions that:

•	Operate with a network of retail branches and commercial lending activity, with these traditional banking activities representing the core revenue of the bank;

•	Are publicly traded and based in the United States; and

•	Have an asset size relative to First Charter as of the end of the most recent fiscal year that is either (i) within $1 billion of the Corporation’s asset size or (ii) within one-half to two times of the Corporation’s asset size, while also operating a core number of branches and conducting commercial lending activity in metropolitan statistical areas (“MSA”) that are comparable to First Charter’s MSA.

The Compensation Committee intends to apply these criteria annually, based on completed fiscal year results to update the list of banks that comprise the Peer Group. Based on an historical analysis, we believe that the majority of the competitors in the Peer Group will remain in the Peer Group year over year, with banks leaving and entering the Peer Group primarily because of acquisition or divestiture activity. For fiscal 2006, the Peer Group was comprised of the following 28 banks:

1st Source Corp.	First Midwest Bancorp Inc.	Provident Bankshares Corp.
Alabama National BanCorporation	Hancock Holding Co.	Republic Bancorp
Amcore Financial Inc.	Independent Bank Corp.	Sandy Spring Bancorp Inc.
Bank Atlantic Bancorp Inc.	Main Street Banks Inc.	Sterling Bancshares Inc.
Chemical Financial Corp.	MB Financial Inc.	Susquehanna Bancshares Inc.
Citizens Banking Corp.	National Penn Bancshares Inc.	Texas Regional Bancshares Inc.
Cullen/Frost Bankers Inc.	NBT Bancorp Inc.	Umpqua Holdings Corp.
CVB Financial Corp.	Park National Corp.	United Community Banks Inc.
First Community Bancorp	Prosperity Bancshares Inc.	WesBanco Inc.
First Financial Bancorp

In general, the Corporation positions each element of compensation at median of the Peer Group to provide pay opportunities comparable to the marketplace. When the compensation design decisions for 2006 were being made, the Corporation’s performance was assessed as below the median of our Peer Group, measured by one year and three year total shareholder return, earnings per share growth, return on equity and return on assets. The Compensation Committee determined that it was in the best interests of the shareholders to target 2006 compensation near the median level of the Peer Group to ensure the Corporation’s ability to attract and retain the key leadership talent that would ultimately be responsible for improving the Corporation’s performance. For fiscal 2006, as evaluated against the measures established for our Long Term Incentive Plan of Operating EPS and Cash ROE, the Corporation’s performance was at or above the median level of the Peer Group. An independent third party has been engaged to perform reviews of the Corporation’s performance against the Peer Group. This information will be shared with the Compensation Committee on a semi-annual basis.

The structure of the Corporation’s executive compensation program coupled with the positioning of each compensation element results in a mix of compensation that is heavily weighted toward variable, at-risk compensation. Approximately 59% of Mr. James’ 2006 compensation opportunity and an average of approximately 57% of the other NEOs’ 2006 compensation opportunity are performance-based, and therefore at risk based on the Corporation’s performance. This ensures that the interests of the NEOs are aligned with those of the Corporation’s shareholders.

The Corporation maintains and monitors adherence to desired positioning of its executive compensation program through a combination of periodic reviews, as well as at the time of a new plan introduction or modification and when individual compensation decisions are made. While the Corporation does not make compensation decisions solely based on Peer Group positioning, compensation decisions are evaluated against their impact on the desired positioning.

•	Periodic Review. Approximately every three years, the Corporation conducts a comprehensive review of all elements of its compensation program — focusing on questions of mix and total value. The last review was conducted in the fourth quarter of 2005.

•	At Time of Plan Introduction. Any time a new compensation plan is introduced or modified, the Corporation reviews relevant information from the Peer Group and compensation surveys.

•	At Time of Individual Compensation Action (e.g., salary increase or change in target incentives). Each compensation action is reviewed within the context of relevant competitive compensation data. In addition, each compensation action is reviewed within the context of that individual’s total compensation package.

ELEMENTS OF COMPENSATION

Base Salary

For all members of executive management, base salaries are reviewed annually as well as at the time of a promotion or other change in responsibilities. Increases are based on an evaluation of the previous year’s performance of the executive, the relative strategic importance of the position, market conditions and median pay levels within the Peer Group.

For 2006, Mr. James received an 8.7% salary increase to $350,000. The new salary improves the positioning of his salary to above the 25th percentile, but below the median pay level. This increase was provided to Mr. James after consideration of the following factors:

•	Competitive Peer Group salary information and salary survey information;

•	Leadership and strategic direction provided during 2005; and

•	Meeting his performance goals as set out in a pre-agreed goal contract with the Board of Directors.

In approving an 8.7% salary increase, the Compensation Committee noted that the Corporation’s earnings and return performance were below desired levels — however, the 25th percentile pay positioning combined with the strategic progress led by Mr. James, supported a larger than typical increase.

For 2006, base salaries of the NEOs (excluding the CEO) were reviewed and, on average, increases of 16.3% were provided. These increases are designed to provide base salaries consistent with the median pay levels. These increases include two salary increases related to promotions. During 2006, Mr. Rownd and Mr. Ensor were promoted to new executive roles. Effective on the date of the promotion, Mr. Rownd received an increase of 10.4% and Mr. Ensor received an increase of 24.2%.

2006 Base Salary Adjustment

				Percentage
Name	2005 Base Salary	2006 Base Salary(1)	Increase	Increase

Robert E. James, Jr.	$322,000	$350,000	$28,000	8.7%
Charles A. Caswell	225,000	245,000	20,000	8.9
Stephen M. Rownd	215,000	245,000	30,000	14.0
Cecil O. Smith, Jr.	180,000	205,000	25,000	13.9
J. Scott Ensor	150,000	205,000	55,000	36.7
Richard A. Manley	180,000	205,000	25,000	13.9

(1)	Differences between the 2006 base salary reported in this table and the salary reported in the Summary Compensation Table for 2006 are attributable to payroll timing and administration.

Annual Incentive Plan (AIP)

The Corporation’s Annual Incentive Plan (AIP) is a performance-based annual incentive plan that is based on achievement of targeted levels of Operating EPS. It is the belief of management and the Board that successful performance against Operating EPS is consistent with a well-run financial services institution. (Accordingly, the LTIP also uses Operating EPS as a key performance metric and both plans define the term in the same way.) The Corporation believes that Operating EPS better reflects the performance of the Corporation than EPS presented in the Corporation’s financial statements, which is calculated according to generally accepted accounting principles (GAAP EPS), since certain less frequently occurring items are excluded from the Operating EPS calculation. Adjustments are made to GAAP EPS to derive Operating EPS for the following types of items:

•	Branch Purchases and Sales;

•	Securities Gains and Losses;

•	Line of Business Purchase / Sale;

•	Direct Merger and Acquisition Expense;

•	Material Tax Penalties, Recoveries; and

•	Early Extinguishment of Debt and Derivative Securities.

Operating EPS is based on fully diluted shares outstanding. For the NEOs in 2006, the AIP payments were based completely on the achievement of Operating EPS targets. For 2007, AIP payments will be based 70% on the achievement of Operating EPS targets and 30% on the achievement of individual goals established in advance by the Compensation Committee, as agreed to by Mr. James on behalf of each member of executive management. The intent of this change is to balance the team-based incentive to achieve targeted corporate performance with an individual accountability performance measure.

The Operating EPS targets set for the AIP are the same Operating EPS targets set forth in the annual business plan submitted by executive management to the Board of Directors for their approval. In determining the reasonableness of these annual goals, the Board takes into consideration the following factors:

•	Long-term strategic plan for the Corporation;

•	Actual company results compared to peers and to historical results;

•	Anticipated operational opportunities and challenges; and

•	Anticipated external economic events that could impact key business drivers (e.g., yield curve).

In 2006, the Corporation’s Operating EPS goal was targeted at $1.59 per share. Our actual Operating EPS for the year was $1.53, which includes a net impact of the adjustments from GAAP EPS ($1.49 per share) to Operating EPS of $0.04 per share.

Commensurate with competitive practices within the Peer Group, 2006 target annual incentives were 50% of base salary for Mr. James and 40% of base salary for other NEOs. Officers may earn between 0% — 100% of their targeted award based on their performance against goals. Based on the payout grid in place for 2006, the Operating EPS of $1.53 resulted in a payout of 40% of the targeted award. Awards to the NEOs under the AIP for performance in 2006 are reflected in column (g) of the 2006 Summary Compensation Table, included under “Compensation of Executive Officers” section below.

The Compensation Committee is responsible for reviewing this result and can, in its discretion, adjust an individual dollar award. For 2006, the Compensation Committee determined that there would be no AIP payments for Messrs. James and Caswell. The Committee felt this action was appropriate in light of the Corporation’s late 10-K filing, the previously disclosed internal control weaknesses and accounting and integration issues in connection with the GBC Bancorp, Inc. merger. In the case of Mr. Ensor, since he was a member of executive management for only three months, his payout reflects three months as a member of executive management and nine months under the incentive arrangements in place in his former position.

Name	AIP Payment for 2006

Robert E. James, Jr.	$ —
Charles A. Caswell	—
Stephen M. Rownd	36,323
Cecil O. Smith, Jr.	32,646
J. Scott Ensor	40,824
Richard A. Manley	25,231

After reviewing median compensation levels for similar positions within the Peer Group, the Compensation Committee determined that adjustments should be made to target annual incentive levels for several of the

NEOs in 2007. Based on the review, Mr. James’ target annual incentive was increased from 50% to 65% of base salary and Mr. Caswell’s and Mr. Rownd’s target annual incentive was increased from 40% to 50%. Mr. James’ target, when combined with his base salary, results in his aggregate annual target compensation remaining at a level that is below the median level for chief executive officers of members of the Peer Group; however, over the coming years, the Compensation Committee will continue to evaluate Mr. James’ compensation and expects to continue to move his total compensation package closer to the median of chief executive officer compensation for the Peer Group.

Long-Term Incentive Plan (LTIP)

Prior to 2006, the Corporation relied on time-based stock options as its primary long-term incentive vehicle. In connection with the compensation program review conducted in 2005, a new LTIP tied to Operating EPS growth, Cash ROE and Net Charge-offs was approved by the Compensation Committee and the Board of Directors early in 2006.

For 2006, the Compensation Committee approved the following target levels of long-term awards based on its review of competitive practices: 100% of base salary for Mr. James and 70% of base salary for all other NEOs. Consistent with the renewed emphasis on performance, the new LTIP calls for 70% of this targeted LTIP value to be delivered through performance shares and 30% to be delivered through time-based stock options. We believe this mix is consistent with our pay for performance philosophy. The number of stock options granted was determined by dividing the value of the stock option component of the award by our FAS 123(R) Black-Scholes value as of the date of grant. The number of performance shares granted was determined by dividing the value of the performance share component of the award by the grant-date fair value of $21.91, then adjusting the award to compensate for the value of the dividends that participants will not receive on the award during the performance period. The grant-date fair value of $21.91 represented the closing market price on the date of the grant, less the discounted present value of such dividends.

With the introduction of the new LTIP, a gap in the long-term incentive program was created since the performance shares component does not vest for three years. To offset this gap, the target value of the performance share component was increased by 40% in 2006 and 33% in 2007.

Equity Award Timing Policy

All LTIP equity awards relating to fiscal 2006 performance were granted on March 9, 2006, which was the day of the meeting at which these awards were approved. In addition, these awards were granted during an “Open Trading Window,” defined under the Corporation’s Insider Trading Policy as a time when trading in the Corporation’s common stock is permitted following the announcement of the Corporation’s earnings.

Effective for 2007, the Corporation adopted a policy to grant equity awards to Directors, members of executive management, and other officers and employees annually only at such time as when an Open Trading Window is scheduled to occur. This procedure is designed to further the Corporation’s policy that it will not have any program, plan or practice to time or select the grant dates of any equity award in coordination with the Corporation’s release of material non-public information. In the event of a “new hire” or ad hoc grant, the employee will be notified that his or her grant will be recommended to the Compensation Committee at their next meeting and effective the date of the Compensation Committee approval.

Stock Options

Consistent with competitive practice, stock options are granted with an exercise price at not less than the fair market value on date of grant and vest ratably over five years. Options expire ten years after grant. It is the Compensation Committee’s belief that the members of executive management are in the best position to have a direct positive impact on the Corporation’s stock price and, accordingly, stock options continue to be an element in the incentive compensation package. For the reasons discussed below under the subheading “Other Equity Actions,” stock options have been eliminated for all other employees receiving equity awards and have been replaced by restricted stock awards. The Corporation has a policy that it will not reprice stock options.

Performance Shares

The performance shares will vest based on achievement of three goals as evaluated over a three-year performance period. It is the Compensation Committee’s intention that, when achieved, these goals taken as a whole are consistent with third quartile performance within the Peer Group. First, Net Charge-offs must remain below 1% during the performance period before any vesting can occur. Second, assuming the Net Charge-off goal has been met, 70% of the shares can vest based on Operating EPS growth assessed against the Peer Group and 30% of the shares can vest based on Cash ROE assessed against pre-established goals. Finally, the total value of the shares received by the participant from the LTIP will be a function of the future value of the stock. The following performance schedules are in place for the 2006 to 2008 and 2007 to 2009 performance period:

	Operating EPS Growth Versus Peers
	(70% of Performance Share Award)
	Percentile within Peer
	Group	Vesting

Threshold	40th	25%
Target	60th	100%
Maximum	80th	175%

	Cash ROE
	(30% of Performance Share Award)
	Cash ROE	Vesting

Threshold	12.5%	0%
Target	15.0%	100%
Maximum	17.5%	150%

Results between threshold and target and target and maximum will be interpolated. In addition, participants will not receive dividends or dividend equivalents on performance shares.

Other Equity Compensation Actions

In December, 2006 the Compensation Committee approved the acceleration of vesting of 429,968 stock options of which 36,960 were held by non-employee members of the Board of Directors, 55,675 were held by the Corporation’s NEOs and 17,988 by two other members of executive management. The decision to accelerate the vesting of these stock options was due primarily to two reasons. The first reason was the effect of FAS 123(R) which impacts the expense required to be recognized by the Company. The second reason relates to a change in compensation philosophy, whereby stock options will serve as a more limited component of compensation. Beginning in 2006, the Corporation began to use restricted stock as the primary form of compensation for employees other than members of executive management. For 2006, equity compensation for members of executive management consisted of a combination of performance share awards and stock option grants; however, the vesting schedule for the 2006 stock option grants was not accelerated.

Supplemental Executive Retirement Plan (SERP)

From time to time, the Corporation has provided SERPs to select executives through contractual agreements that guarantee additional retirement benefits beyond those made available through the Corporation’s qualified retirement plan and deferred compensation arrangements. The Corporation’s existing SERPs have been structured as a pre-set, fixed annuity value.

Currently, the Corporation provides SERP benefits to two of the NEOs: Mr. James and Mr. Rownd. Mr. James was provided a SERP when he was being recruited to First Charter to replace a benefit that his previous employer provided. Mr. Rownd’s SERP was provided primarily as a retention device and to achieve equity parity with SERPs provided to other members of executive management at that time. Under the SERPs, upon reaching age 65 and subject to the satisfaction of the vesting requirements, Mr. James is entitled to receive a sum of $785,000 and Mr. Rownd is entitled to receive a sum of $1,205,000. Mr. James and Mr. Rownd were 70% and 50% vested as of December 31, 2006, respectively, and will continue to vest at a rate of 10% each year.

Additional details regarding the terms and provisions of the SERPs are described in the Proxy Statement in the section called “Change in Control and Employment Agreements.”

Deferred Compensation

Executive Management, as well as select members of senior management, are eligible to participate in the Corporation’s Option Plan Trust (“OPT Plan”) which is a non-qualified deferred compensation plan. Under this tax-deferred capital accumulation plan, executives may elect to defer up to 100% of their base salary and cash annual incentive and invest these deferrals in mutual funds. Subject to approval by the Compensation Committee, the plan may provide a restoration contribution for company matching contributions otherwise limited under the broad-based qualified 401(k) plan as a result of Internal Revenue Code restrictions on compensation that can be recognized under qualified plans. Amounts contributed by the Corporation to the account of each of the NEOs under the OPT Plan during 2006 are reflected in the table entitled “Nonqualified Deferred Compensation for 2006” included under “Compensation of Executive Officers” section below.

Perquisites and Other Benefits

The Corporation provides certain perquisites to executive management where they generally either (i) meet the business needs of the organization, or (ii) provide a level of benefits commensurate with the group insurance plans offered all employees to recognize limitations on wages.

The Corporation provides income protection in the event of disability or death under group insurance plans for all employees. These group plans have limitations on income replacement and, as a result, highly compensated employees are not provided proportional income protection. Accordingly, supplemental life and disability coverage are provided by the Corporation to certain members of executive management. For 2006, Messrs. James and Manley received supplemental term life coverage and Messrs. James, Rownd and Manley received disability coverage.

Additionally, the Corporation provides Mr. James a whole life insurance policy as a continuation of his plan under prior employment. For 2006, this benefit was grossed up for tax purposes.

Company-owned vehicles are provided to certain executive officers to meet the needs of the organization by facilitating business travel and customer relations. The cost of certain golf and social club memberships is covered for executive officers, provided that the club membership provides for a business-use opportunity such as use of the facilities for functions and meetings, and client networking and entertainment. For 2006, these benefits were grossed up for tax purposes. The Compensation Committee has reviewed the Corporation’s policies regarding perquisites and related gross-up payments for executive management and has decided to eliminate gross-up payments related to such perquisites in the future. The Committee further expects to adopt new guidelines related to perquisites going forward.

On very limited occasions, spousal travel in connection with a business-related event is also a covered expense. This is limited to events sponsored for the purpose of building customer or employee relationships where the travel is for an extended period of time or extends into the personal time of the executive, or it is expected or customary for the executive to be accompanied by a spouse.

Other perquisites such as awarded travel, temporary housing, and moving and relocation costs are provided from time to time, commensurate with the same benefits afforded other employees. The Corporation’s policy has been to gross up for tax purposes certain relocation expenses.

Members of executive management generally participate in the Retirement Savings Plan or 401(k) pursuant to which an eligible employee may elect to defer between 1% and 50% of compensation,

and the Corporation contributes quarterly a match of 75 cents for each dollar contributed up to 6% of eligible pay. Additionally, the Corporation may contribute annually (i) a discretionary matching amount based on an EPS target for such year and (ii) a discretionary contribution allocated to eligible employees, including executive officers, based on their eligible compensation. Any and all discretionary contributions are determined by the Board of Directors on an annual basis.

Employment Agreements

The Corporation currently maintains employment agreements with Messrs. James, Rownd and Caswell, primarily as a means of retention during periods of uncertainty and operational challenge. As part of the employment contracts the executives also agree to be bound by non-compete and non-disclosure provisions. These agreements include provisions for, among other things:

•	Minimum compensation levels, benefits, and perquisites;

•	Non-compete and non-disclosure covenants;

•	Change in control benefits; and

•	A SERP (for Messrs. James and Rownd).

Additionally, the Corporation has entered into Change in Control arrangements with the following NEOs to provide protection to those executives in the event of their termination related to a change of control. The arrangements provide for a payout of base salary and average bonus for 35 months for Messrs. James, Caswell and Rownd and 24 months for Messrs. Smith and Ensor if, within a year of the change in control, their employment is terminated other than For Cause. The employment agreements eliminate the tax-related ceiling on post-employment compensation under Section 280G of the Internal Revenue Code of 1986, as amended, by providing for a corresponding payment by the Corporation of any taxes imposed by that section.

Additional details regarding the terms and provisions of the employment contracts are described in this Proxy Statement in the section called “Employment Agreements, Change in Control and Potential Payments Upon a Change In Control.”

SHARE OWNERSHIP GUIDELINES

The Board of Directors and the Compensation Committee believe that Directors and executives should have a reasonable and tangible equity position in the Corporation which will further the alignment of interests between these parties and the shareholders. Therefore, during 2006, the Compensation Committee and Board, acting upon the recommendation of the Corporate Governance and Nominating Committee, approved the following share ownership guidelines for both Directors and members of executive management:

•	Directors are expected to maintain stock holdings in the Corporation equal to 2.5 times aggregate annual director fees;

•	The CEO is expected to maintain stock holdings in the Corporation equal to 2.5 times annual base salary; and

•	Members of executive management, other than the CEO, are expected to maintain stock holdings in the Corporation equal to 1.5 times annual base salary.

These guidelines are considered by the Board to be modest; however, given the relatively short tenure of the current members of executive management and the relatively light historical reliance on equity-based compensation by the Corporation, the Compensation Committee and the Board believe them to be appropriate and in the best interests of the shareholders. Individuals have three years to achieve these target levels of ownership. Failure to meet these requirements within this timeframe will be taken into consideration when granting future equity awards. Common stock held directly or indirectly (e.g., 401(k) Plan, Deferred Compensation Plan or family members sharing the same household) and restricted stock subject to time-based vesting count towards the ownership for purposes of these guidelines. Unvested performance shares and unexercised stock options do not count for these purposes. The Compensation Committee expects that it will revisit the share ownership guideline levels from time to time.

DEDUCTIBILITY OF COMPENSATION EXPENSES

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by the Corporation for compensation paid to the CEO and the other most highly compensated executive officers to $1 million per officer per year, unless it qualifies as “performance-based” compensation. To qualify as “performance-based,” compensation payments must satisfy certain conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation. It is the Corporation’s current policy that, to the extent possible, compensation paid to its NEOs be deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee believes that the compensation program and actions taken during 2006 are consistent with this policy.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2006
							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(4)	($)(5)	($)(6)	($)(7)(8)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert E. James, Jr.	2006	$348,923	—	$114,662	$97,644	—	$21,110	$ 69,306	$651,645
President and Chief Executive Officer
Charles A. Caswell	2006	244,231	—	79,966	39,964	—	—	135,687	499,848
Executive Vice President, Chief Financial Officer
Stephen M. Rownd	2006	227,020	—	51,123	68,226	36,323	25,545	34,610	442,847
Executive Vice President, Chief Banking Officer
Cecil O. Smith, Jr.	2006	204,039	—	46,741	29,287	32,646	—	38,240	350,953
Executive Vice President, Chief Information Officer
J. Scott Ensor	2006	173,654	—	43,941	33,978	40,824	—	12,600	304,997
Executive Vice President, Chief Risk Officer
Richard A. Manley	2006	175,654	—	35,056	1,836	25,231	—	70,132	307,909
Former Executive Vice President, Chief Banking Officer

(1)	Performance bonuses for 2006 were paid under the Annual Incentive Plan. In accordance with SEC requirements, these amounts are reported in the Non-Equity Incentive Plan Compensation column (column (g)), and as a result, column (d) entitled “Bonus” has been left blank.

(2)	Includes the FAS 123(R) expense recognized in 2006 for outstanding performance share awards. For more information on the outstanding performance shares held by the NEOs, please refer to “Outstanding Equity Awards at Fiscal Year-End for 2006.” Performance shares were granted March 9, 2006, with a grant-date fair value of $21.91 per share. The grant-date fair value represented the closing market price of the date of grant, less the discounted present value of dividends that participants will not receive on the award over the performance period. The grant-date fair value is being expensed ratably over the three-year performance period at the target performance level. No forfeitures were assumed in determining the expense.

(3)	Includes the FAS 123(R) expense recognized in 2006 for each of the outstanding shares of restricted stock held by Messrs. Caswell and Ensor is $23,730 and $16,919, respectively. None of the other NEOs hold shares of restricted stock. For more information on the outstanding shares of restricted stock held by Messrs. Caswell and Ensor, please refer to “Outstanding Equity Awards at Fiscal Year-End for 2006.” Restricted shares are expensed ratably over the vesting period (five years for Mr. Caswell and three years for Mr. Ensor) using the grant-date fair value, representing the closing market price on the date of grant ($23.73 on February 14, 2005 for Mr. Caswell and $22.34 on July 28, 2004 for Mr. Ensor).

(4)	Represents the FAS 123(R) expense recognized in 2006 for outstanding stock options. For more information on the outstanding stock options held by the NEOs, please refer to “Outstanding Equity Awards at Fiscal Year-End for 2006.” The assumptions used in the calculation of these amounts are included in Note 18 “Shareholders’ Equity, Stock Plans and Stock Awards” in the Notes to Consolidated Financial Statements included within First Charter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(5)	This column contains compensation paid to the NEOs under the Annual Incentive Plan and, as described in the “Compensation Discussion and Analysis” section above, Annual Incentive Plan awards are paid to the NEOs when specific performance measures are achieved and the payment is approved by the Compensation Committee.

(6)	The amounts listed in column (h) are attributable to the change in actuarial present value for the SERPs of Messrs. James and Rownd from December 31, 2005 to December 31, 2006. For a discussion of the assumptions underlying this valuation, please refer to the notes to the table below entitled “Pension Benefits for 2006.” There were no changes of value attributable to nonqualified deferred compensation earnings.

(7)	All other compensation for each of the NEOs consists of the following component perquisites:

	B. James	C. Caswell	S. Rownd	C. Smith	S. Ensor	R. Manley

Auto	$7,050	$11,166	$8,045	$12,754	$1,708	—
Auto gross-up	929	4,746	191	4,386	78	—
Club	9,484	53,720	7,557	5,925	—	11,682
Club gross-up	3,725	22,834	2,301	1,620	—	3,724
Whole life insurance	13,490	—	—	—	—	—
Life gross-up	5,300	—	—	—	—	—
Term life insurance	4,077	524	720	1,838	346	1,885
Supp disability insurance	3,161	—	4,318	—	—	2,640
Relocation gross-up	—	33,566	—	—	—	—
401(k) contributions	11,220	5,286	8,891	11,220	10,055	6,453
Restoration contributions	10,502	3,845	2,587	496	14	—
Other incentives	368	—	—	—	399	383

Total	$69,306	$135,687	$34,610	$38,240	$12,600	26,767

(8)	Mr. Manley’s total also includes $43,365 of severance payments made in 2006 pursuant to a Transition Agreement and Release between the Corporation and Mr. Manley, dated as of September 27, 2006.

Narrative to Summary Compensation Table

For a discussion and analysis of the Corporation’s compensation program, including a discussion of each element of compensation provided to the NEOs, please refer to the “Compensation Discussion and Analysis” section above.

As discussed in the “Compensation Discussion and Analysis” section above, the Corporation has entered into Employment and Change in Control Agreements with certain members of executive management. A discussion of these agreements follows. For additional discussion of the benefits that will be provided to each of the NEOs in the event of their termination or a change in control of the Corporation, please refer to “Potential Payments Upon Termination or Change in Control.”

Robert E. James, Jr. Pursuant to an amended and restated employment agreement between the Corporation and Robert E. James, Jr. effective December 19, 2001, Mr. James is employed by the Corporation as President and Chief Executive Officer for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on October 31, 2015. Under the terms of the agreement, Mr. James will receive an annual base salary of at least $196,000 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan. In addition, Mr. James has certain other rights in connection with a “change in control” as discussed below.

Charles A. Caswell.  Pursuant to an employment agreement between the Corporation and Charles A. Caswell dated April 13, 2005, and retroactively effective to March 17, 2005, Mr. Caswell is employed by the Corporation as Executive Vice President, Chief Financial Officer and Treasurer for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term to expire on June 27, 2027. Under the terms of the agreement, Mr. Caswell, will initially receive a base salary of $225,000 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan. In addition, Mr. Caswell has certain other rights in connection with a “change in control” as discussed below.

Stephen M. Rownd.  Pursuant to an amended and restated employment agreement between the Corporation and Stephen M. Rownd effective December 19, 2001, Mr. Rownd is employed by the Corporation as Executive Vice President for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on May 31, 2024. Under the terms of the agreement, Mr. Rownd will receive an annual base salary of at least $183,600 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan. In addition, Mr. Rownd has certain other rights in connection with a “change in control” as discussed below.

The employment agreements for Mr. James, Mr. Caswell and Mr. Rownd also provide that under certain circumstances upon leaving the employment of the Corporation, the NEO may not, within the “restricted territory” and for a period of two years after termination of employment, engage directly or indirectly in the banking, financial services or any other business in which the Corporation and its subsidiaries are engaged. The term “restricted territory” means: (1) the geographic area encompassing a twenty-five (25) mile radius of Charlotte, North Carolina; and/or (2) any Metropolitan Statistical Area (as defined by the United States Department of Commerce) from which First Charter generated at least ten percent (10%) of its gross annual revenue during the last two calendar years before the end of the executive’s employment with First Charter. Additionally, the employment agreements prohibit during the life of the agreement and for three years afterwards, the solicitation or inducement of any of the Corporation’s employees to terminate their employment with the Corporation and join any business activity with which the executive is or expects to be directly or indirectly associated or employed.

Change in Control Provisions.  The employment agreements between the Corporation and Messrs. James, Caswell and Rownd contain provisions relating to a change in control of the Corporation. In addition, Messrs. J. Scott Ensor and Cecil O. Smith, Jr. are parties to change in control agreements with the Corporation, dated November 6, 2006 and April 13, 2005, respectively. The specific events that constitute a change in control of the Corporation are discussed below, under “Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards for 2006

		Estimated Future Payouts						All Other	All Other		Grant
		Under Non-Equity Incentive Plan						Stock	Option	Exercise	Date
		Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Awards:	Awards:	or	Fair
								Number	Number	Base	Value
								of	of	Price	of Stock
								Shares of	Securities	of	and
								Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Share)(4)	($)(5)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Robert E. James, Jr.	3/9/06	$17,446	$174,462	$348,923				—			—

	3/9/06				2,748	15,700	26,298	—			$343,987

	3/9/06							—	18,000	$23.66	105,120

Charles A. Caswell	3/9/06	9,769	97,692	195,385							—

	3/9/06				1,348	7,700	12,898	—			168,707

	3/9/06							—	8,900	23.66	51,976

Stephen M. Rownd	3/9/06	9,081	90,808	181,616				—			—

	3/9/06				1,225	7,000	11,725	—			153,370

	3/9/06							—	8,000	23.66	46,720

Cecil O. Smith, Jr.	3/9/06	8,162	81,615	163,231				—			—

	3/9/06				1,120	6,400	10,720	—			140,224

	3/9/06							—	7,400	23.66	43,216

J. Scott Ensor	3/9/06	35,525	39,702	44,342				—			—

	3/9/06				648	3,700	6,198	—			81,067

	3/9/06							—	4,300	23.66	25,112

Richard A. Manley	3/9/06	6,308	63,077	126,154				—			—

	3/9/06				1,120	6,400	10,720	—			140,224

	3/9/06							—	7,400	23.66	43,216

(1)	Amounts shown are estimated threshold, target and maximum payouts for fiscal 2006 to the NEOs under the Annual Incentive Plan. Actual bonuses received by these named executive officers for fiscal 2006 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” As described in the “Compensation Discussion and Analysis” section above, the Annual Incentive Plan awards are paid to the NEOs when specific performance measures are achieved and the payment is approved by the Compensation Committee.

(2)	Amounts shown are estimated threshold, target and maximum for performance shares that were granted in 2006, which will result in the issuance of the number of shares of First Charter common stock indicated three years from the date of grant if the established performance criteria are met. The vesting for performance shares is contingent upon the achievement of Net Charge-off, Operating EPS and Cash ROE goals over the three year performance period, as described in the “Compensation Discussion and Analysis” section above.

(3)	Stock options vest 20% per year over the 5 year vesting period.

(4)	The option exercise price is the closing price of First Charter common stock on the date of grant. The closing price of First Charter’s common stock on March 9, 2006, the date of the grant, was $23.66.

(5)	The value of a performance share award or option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123(R). The grant date fair value for the performance shares is based on the target award and the SFAS 123(R) value of $21.91. The grant date fair value for the stock options is based on the SFAS 123(R) value of $5.84. For a discussion of grant date fair value calculations, please refer to footnote 2 to the Summary Compensation Table for 2006.

Outstanding Equity Awards at Fiscal Year-End for 2006

	Option Awards					Stock Awards
			Equity Incentive					Equity Incentive	Equity Incentive
			Plan Awards:					Plan Awards:	Plan Awards:
	Number of	Number of	Number of			Number of		Number of	Market or Payout
	Securities	Securities	Securities			Shares or	Market Value	Unearned	Value of Unearned
	Underlying	Underlying	Underlying			Units of	of Shares or	Shares,	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Stock	Units of Stock	Units or Other	Other Rights
	Options	Options	Unearned	Exercise	Option	that have	that have	Rights That	that have
	(#)	(#)	Options	Price	Expiration	not Vested	not Vested	have not Vested	not Vested
Name	Exercisable(1)	Unexercisable(2)	(#)	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(6)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert E. James, Jr.	35,000	—	—	$18.38	1/29/2009	—	—	—	—
	16,791	—	—	14.50	1/20/2010	—	—	—	—
	23,296	—	—	15.75	1/17/2011	—	—	—	—
	21,985	—	—	17.37	1/16/2012	—	—	—	—
	21,597	—	—	18.39	1/15/2013	—	—	—	—
	18,448	—	—	23.66	1/19/2015	—	—	—	—
	—	18,000	—	23.66	3/9/2016	—	—	—	—
	—	—	—	—	—	—	—	15,700	$386,220
Charles A. Caswell	10,000	—	—	23.73	2/14/2015	—	—	—	—
	—	8,900	—	23.66	3/9/2016	—	—	—	—
	—	—	—	—	—	3,000	$73,800	—	—
	—	—	—	—	—			7,700	189,420
Stephen M. Rownd	8,088	—	—	18.39	1/15/2013	—	—	—	—
	13,097	—	—	23.66	1/19/2015	—	—	—	—
	—	8,000	—	23.66	3/9/2016	—	—	—	—
	—	—	—	—	—	—	—	7,000	172,200
Cecil O. Smith, Jr.	7,138	—	—	23.60	2/28/2015	—	—	—	—
	—	7,400	—	23.66	3/9/2016	—	—	—	—
	—	—	—	—	—	—	—	6,400	157,440
J. Scott Ensor	4,000	—	—	16.57	10/28/2012	—	—	—	—
	4,072	—	—	18.39	1/15/2013	—	—	—	—
	3,583	—	—	20.90	2/25/2014	—	—	—	—
	5,736	—	—	23.66	1/19/2015	—	—	—	—
	—	4,300	—	23.66	3/9/2016	—	—	—	—
	—	—	—	—	—	2,272	55,891	—	—
	—	—	—	—	—	—	—	3,700	91,020
Richard A. Manley	5,365	—	—	18.39	1/6/2007	—	—	—	—
	2,973	—	—	20.90	1/6/2007	—	—	—	—

(1)	In December 2006, the vesting for all outstanding stock options, except for awards made in 2006, was accelerated so that all such stock options were 100% vested. For more information, please refer to the discussion appearing under the subheading “Other Equity Compensation Actions” in the “Compensation Discussion and Analysis” section, above. Such acceleration of stock option vesting did not result in any incremental fair value, as defined under FAS 123(R).

(2)	Stock options vest 20% per year over the 5 year vesting period, with 100% vesting occurring on 3/9/2011.

(3)	Restricted stock units granted to Mr. Caswell will vest 1,000 shares on each of 12/31/07, 12/31/08 and 12/31/09. Restricted stock units granted to Mr. Ensor will 100% vest on July 28, 2007.

(4)	Calculated by multiplying the unvested shares of restricted stock by the closing market price of First Charter’s common stock on December 29, 2006 ($24.60).

(5)	Amounts shown are target number of performance shares granted in 2006. The actual vesting for performance shares is contingent upon the achievement of Net Charge-off, Operating EPS and Cash ROE goals over the three year performance period, as described in the “Compensation Discussion and Analysis” section above.

(6)	Calculated by multiplying the target number of performance shares by the closing market price of First Charter’s common stock on December 29, 2006 ($24.60).

Option Exercises and Stock Vested for 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

(a)	(b)	(c)	(d)	(e)

Robert E. James, Jr.	3,000	$ 28,110	—	$—
Charles A. Caswell	—	—	1,000	24,600
Stephen M. Rownd	5,123	36,578	—	—
	15,461	110,392	—	—
	1,549	9,480	—	—
	10,583	64,768	—	—
	2,000	22,144	—	—
Cecil O. Smith, Jr.	—	—	—	—
J. Scott Ensor	—	—	—	—
Richard A. Manley	5,000	9,550	—	—
	763	4,982	—	—
	8,204	61,940	—	—
	120	90	—	—
	1,193	895	—	—

(1)	The value realized on exercise represents the difference between the closing market price on the day of exercise and the exercise price multiplied by the number of shares acquired on exercise.

(2)	The value realized represents the number of shares acquired on vesting multiplied by the closing market price on the day of vesting. In the case of Mr. Caswell, his shares vested on December 31, 2006. The closing market price on December 29, 2006 ($24.60), was used to determine value as the market was closed on December 30 and 31, 2006.

Pension Benefits for 2006

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

(a)	(b)	(c)	(d)	(e)

Robert E. James, Jr.	Supplemental Executive Retirement Plan	70%	$530,854
—
Charles A. Caswell	—	—	—	—
Stephen M. Rownd	Supplement Executive Retirement Plan	50	725,272
—
Cecil O. Smith, Jr.	—	—	—	—
J. Scott Ensor	—	—	—	—
Richard A. Manley	—	—	—	—

(1)	As of December 31, 2006, Messrs. James and Rownd were 70% and 50% vested, respectively, in their respective SERP benefits. Each SERP provides a ten-year certain annuity, as described in the narrative below.

(2)	Please refer to the accompanying textual narrative for a discussion of the assumptions underlying the present value calculation for the accumulated benefits.

Narrative to Pension Benefits Table

Pursuant to the SERP between Mr. James and the Corporation dated June 21, 1999, and as amended and restated December 19, 2001, Mr. James will be entitled to receive a total of $785,000 (or $6,541.67 a month, for 120 months), if certain conditions are satisfied, when he reaches the age of 65 on October 17, 2016. This benefit became 50% vested on January 1, 2005 and vests in additional 10% increments on January 1 of each year thereafter, beginning January 1, 2005, until fully vested on January 1, 2009. As of December 31, 2006, Mr. James was 70% vested in his SERP benefit. This benefit will become fully vested if (i) Mr. James dies, (ii) Mr. James becomes disabled, or (iii) upon a “change in control” as described below, and the unvested benefit is subject to forfeiture if Mr. James is terminated for cause under his employment agreement.

Pursuant to the SERP between Mr. Rownd and the Corporation effective December 19, 2001, Mr. Rownd will be entitled to receive a total of $1,205,000 (or $10,041.67 a month, for 120 months), if certain conditions are satisfied, when he reaches the age of 65 on May 23, 2025. This benefit became 50% vested on January 1, 2006 and vests in additional 10% increments on January 1 of each year thereafter, beginning January 1, 2007, until fully vested on January 1, 2011. As of December 31, 2006, Mr. Rownd was 50% vested in his SERP benefit. This benefit will become fully vested if (i) Mr. Rownd dies, (ii) Mr. Rownd becomes disabled, or (iii) upon a “change in control” as described below, and the unvested benefit is subject to forfeiture if Mr. Rownd is terminated for cause under his employment agreement.

In quantifying the present value of the current accrued benefit, the following assumptions were made:

•	We have assumed the full benefit will be payable at the date the participant becomes fully vested (1/1/2009 and 1/1/2011 for Messrs. James and Rownd, respectively), rather than at age 65.

•	Since the benefits are fixed in terms of the monthly amount and the form of payment, the present value will not change due to any benefit accruals. However, the present value will change from year to year due to (i) the passage of time to reflect the time value of money at a discount rate and (ii) discount rate fluctuations from measurement date to measurement date.

•	The present value at December 31, 2006 was determined using a discount rate of 6%, which is consistent with assumptions applicable to 2006 FASB pension plan disclosure. Since the benefits are payable as a ten-year certain annuity to the participant, or to a beneficiary upon the participant’s death, no discount for mortality applies.

Nonqualified Deferred Compensation for 2006(1)

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	in Last Fiscal	Withdrawals and/or	Last Fiscal Year
	Year	Year	Year	Distributions	End
Name	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)

Robert E. James, Jr.	$—	$9,894	$1,536	$—	$27,338
Charles A. Caswell	—	—	—	—	—
Stephen M. Rownd	—	—	831		8,041
Cecil O. Smith, Jr.	—	—	—	—	—
J. Scott Ensor	—	—	—	—	—
Richard A. Manley	11,000	764	3,347	—	23,576

(1)	Reflects deferred compensation under the OPT Plan, which is described in the narrative below.

Narrative to NonQualified Deferred Compensation Table

The First Charter Option Plan Trust (the “OPT Plan”) is a tax-deferred capital accumulation plan. Under the OPT Plan, eligible participants may defer up to 90 percent of base salary, up to 100 percent of annual incentive, and excess deferrals, if any, pursuant to Internal Revenue Code section 401(a)(17) and 401(k).

Participants may invest in mutual funds with distinct investment objectives and risk tolerances. Eligible employees for the OPT Plan include executive management as well as key members of senior management.

The OPT Plan offers six (6) mutual funds in which to invest deferrals. From day one, participants are 100% vested in deferrals to the Plan and the earnings on those deferrals. Amounts deferred under the OPT Plan will be distributed at the first to occur of the participant’s (i) termination of employment with First Charter; (ii) disability; (iii) death; (iv) retirement; or (v) in the event of an unanticipated emergency that results in a financial hardship not within the participant’s control. Amounts deferred may also be distributed on a specified date that a participant selects that is not earlier than two years from the date of the deferral. Distribution may be made in a lump sum or in quarterly installments over a five-year period. However, in the event of termination of employment, disability, death or an unanticipated emergency, payments will be automatically distributed in a lump sum.

Potential Payments Upon Termination or Change in Control

As discussed in Compensation Discussion and Analysis section and the Narrative to 2006 Summary Compensation Table, the Corporation has entered into Employment Agreements with Messrs. James, Caswell and Rownd and into Change in Control Agreements with Messrs. Ensor and Smith. The potential payments to the NEOs in the event of their termination are discussed below. In each case, it is assumed that the date of termination is December 31, 2006.

Accrued and Vested Benefits. Each of the NEOs has accrued various benefits under the Corporation’s compensation programs and other broad-based employee benefit plans. Many of these benefits and awards are fully vested and each of the NEOs would receive all of their vested benefits and awards in the event that their employment with the Corporation ends for any reason, including termination by the Corporation for “cause” or resignation without “good reason.” (“Cause” is defined generally as willful misconduct, use of narcotics or alcohol in a manner that affects the officer’s duties, conviction of a crime involving moral turpitude or for any felony, embezzlement or theft, gross inattention or dereliction of duty or the breach by the officer of certain other duties and obligations. “Good reason” generally means a material reduction in the officer’s duties or a change in title resulting in reduction of the officer’s duties, a material reduction in salary or bonus, or the relocation of the officer to an area farther than a specified distance from their primary employment location.) In the event of termination for cause or without good reason, each of the NEOs is entitled only to receive all earned but unpaid base salary, unreimbursed expenses and/or accrued, vested stock options and vested 401(k) or pension benefits through the effective date of the termination.

The table below summarizes the accrued and vested benefits that each of the NEOs would be entitled to, assuming they left the Corporation for any reason on December 31, 2006.

Accrued and Vested Benefits

	James	Caswell	Rownd	Smith	Ensor

Severance/salary	$—	$—	$—	$—	$—
Vested SERP	549,500	—	602,500	—	—
Vested OPT balances	23,982	1,538	10,627	199	11
Vested options(1)	904,044	8,700	62,538	7,138	76,056

Total	$1,477,526	$10,238	$675,665	$7,337	$76,067

(1)	The value of the vested stock options is calculated by multiplying the number of options by the difference between the exercise price over the closing market price of First Charter’s common stock on December 29, 2006 ($24.60).

Death, Disability or Retirement.  Under the employment agreements with each of Messrs. James, Caswell and Rownd, if termination of employment occurs at any time due to the death of executive, then executive’s estate will be paid all earned but unpaid base salary and accrued bonus, and an additional amount representing one year’s base salary. Each executive would receive the same payments in the event of their retirement from First Charter (with the consent of the Corporation) or their disability, except that any salary payments would be reduced by any amounts which executive receives from the Corporation’s long-term disability plan. For death or disability, all supplemental benefits (including those provided under supplemental executive retirement plans) and all equity awards will be fully vested. For retirement, all equity awards will be fully vested.

The change in control agreements with each of Messrs. Ensor and Smith do not provide for any payments in the event of their death, disability or retirement. However, under the Corporation’s LTIP, each of Mr. Ensor and Smith would be entitled to a pro-rata vesting (representing the pro-rata service over the three-year performance period) of his performance share award at the target level of the award. Additionally, the vesting of the executive’s outstanding stock option and restricted stock awards would be accelerated.

The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their death, disability or retirement occurred on December 31, 2006.

Death, Disability or Retirement

	James	Caswell	Rownd	Smith	Ensor

Salary	$350,000	$245,000	$245,000	$—	$—
AIP payments	69,785	39,077	36,323	—	—
Accelerated portion of SERP(1)	235,000	—	602,500	—	—
Accelerated options(2)	16,920	8,366	7,520	6,956	4,042
Accelerated restricted stock(3)	—	73,800	—	—	55,891
Accelerated/pro-rata performance shares(3)	386,220	189,420	172,200	52,480	30,340

Total	$1,057,925	$555,663	$1,063,543	$59,436	$90,273

(1)	Vesting accelerates and benefit is payable only in the event of death or disability and is not payable in the event of retirement.

(2)	The value of the accelerated stock options is calculated by multiplying the number of accelerated options by the difference between the exercise price over the closing market price of First Charter’s common stock on December 29, 2006 ($24.60).

(3)	The value of the accelerated performance shares and accelerated shares of restricted stock is calculated by multiplying the number of accelerated shares by the closing market price of First Charter’s common stock on December 29, 2006 ($24.60).

Termination Without Cause or Resignation For Good Reason.  Under the employment agreements with each of Messrs. James, Caswell and Rownd, if termination of employment occurs at any time due to termination by the Corporation without cause or due to resignation by the executive for good reason, then the executive shall be entitled to (i) all accrued, unpaid base salary and unreimbursed expenses through the date of such termination; (ii) any prior year annual incentive bonus earned but not yet paid; (iii) continued payment of the executive’s base salary for the greater of the remainder of the employment term under the agreement or two (2) years; (iii) an annual bonus amount (calculated as the average of the three most recent bonuses) for the greater of the remainder of the employment term under the agreement or two (2) years; (iv) continuation of health and welfare benefit coverage (including coverage for the executive’s dependents to the extent such coverage is provided by First Charter for its employees generally) under such plans and programs to which the executive was entitled to participate immediately prior to the date of the end of his employment for the greater of the remainder of the employment term under the agreement or two (2) years, provided such continued participation is possible under the terms and provisions of such plans and programs; and (v) acceleration of vesting of all supplemental benefits, including but not limited to all awards, grants, and options under any supplemental agreement, stock option plan or grant notwithstanding any other provision in such plan or grant.

The change in control agreements with each of Messrs. Ensor and Smith do not provide for any payments in the event of their termination without cause or resignation for good reason. However, under the

Corporation’s LTIP, in the event of termination without cause, each of Mr. Ensor and Smith would be entitled to a pro-rata vesting (representing the pro-rata service over the three-year performance period) of his performance share award at the target level of the award. Additionally, in the event of termination without cause, the vesting of the executive’s outstanding stock option and restricted stock awards would be accelerated. In the event of resignation for good reason, Messrs. Ensor and Smith would not receive any additional benefits.

The tables below summarize the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their termination without cause or resignation for good reason occurred on December 31, 2006.

Termination Without Cause/Resignation For Good Reason

	James	Caswell	Rownd	Smith	Ensor

Severance/salary	$700,000	$490,000	$490,000	$—	$—
AIP payment	235,120	130,954	139,838	—	—
Accelerated portion of SERP(1)	235,000	—	602,500	—	—
Accelerated options(2)	16,920	8,366	7,520	6,956(4)	4,042(4)
Accelerated restricted stock(3)	—	73,800	—	—	—
Accelerated performance shares(3)	386,220	189,420	172,200	52,480(4)	30,340(4)
Welfare benefits	15,522	15,522	15,522	—	—

Total	$1,588,782	$908,062	$1,427,580	$59,436(4)	$34,382(4)

(1)	Represents acceleration of SERP balance in addition to the vested portion of the SERP at December 31, 2006 ($549,500 for Mr. James and $602,500 for Mr. Rownd).

(2)	The value of the accelerated stock options is calculated by multiplying the number of accelerated options by the difference between the exercise price over the closing market price of First Charter’s common stock on December 29, 2006 ($24.60).

(3)	The value of the accelerated performance shares and accelerated shares of restricted stock is calculated by multiplying the number of accelerated shares by the closing market price of First Charter’s common stock on December 29, 2006 ($24.60).

(4)	For Messrs. Smith and Ensor, benefits are payable only in the event of termination without cause and are not payable in connection with resignation for good reason.

Termination Following a Change in Control.  The respective employment and change in control agreements of the NEOs provide for continued payment of base salary and average bonus amounts, as well as certain continued benefits following an event which would entitle such officer to payments under his agreement for a period of 35 months with respect to Messrs. James, Caswell and Rownd and for a period of 24 months with respect to Messrs. Ensor and Smith. The employment agreements eliminate the tax-related ceiling on post-employment compensation under Section 280G of the Internal Revenue Code of 1986, as amended, by providing for a corresponding payment by the Corporation of any taxes imposed by that section. In addition, upon a change in control resulting in the loss of employment for each of Messrs. James and Rownd, the benefits provided under their supplemental executive retirement plans automatically vest 100%, if not fully vested.

For purposes of the agreements, a “change in control” generally includes a merger or similar transaction involving the Corporation in which the Corporation’s shareholders receive less than 50% of the voting stock of the surviving corporation, the sale or transfer of substantially all the Corporation’s assets, certain acquisitions of more than 20% of the Common Stock by any person or group other than a person or group who owned more than 5% of the Common Stock as of the date of the agreements unless prior approval of the Board is received, certain instances in which the composition of the Corporation’s Board of Directors changes by more than 50% during a two year period, or any other transaction that would constitute a change in control required to be reported by the Corporation in a proxy statement or the acquisition of control of the Corporation under applicable federal banking laws.

To be entitled to payments upon such a change in control, (a) the officer’s employment must be terminated other than for cause, or (b) the officer must terminate his employment for good reason, in either case within one year following the change in control.

The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their termination following a change in control occurred on December 31, 2006.

Termination Following a Change in Control

	James	Caswell	Rownd	Smith	Ensor

Severance/salary(1)	$1,020,833	$714,583	$714,583	$410,000	$410,000
AIP payment	59,406	52,800	39,650	—	38,694
Accelerated portion of SERP(2)	235,500	—	602,500	—	—
Accelerated options(3)	16,920	8,366	7,520	6,956	4,042
Accelerated restricted stock(4)	—	73,800	—	—	55,891
Accelerated performance shares(4)	386,220	189,420	172,200	157,440	91,020
Welfare benefits	30,182	30,182	30,182	10,348	10,348
Excise tax (280G) gross-up(5)	815,840	56,093	493,346	—	—

Total	$2,564,901	$1,125,244	$2,059,981	$584,744	$609,995

(1)	Represents amounts payable following a change in control if the executive is terminated. Such amounts are payable in 35 equal monthly installments. For Messrs. James, Caswell and Rownd, if following a change in control, the executive leaves “for good reason” then each will be entitled to severance payments paid monthly for 24 months, as opposed to 35 monthly payments, in the aggregate amount of $700,000, $490,000 and $490,000, respectively.

(2)	Represents acceleration of SERP balance in addition to the vested portion of the SERP at December 31, 2006 ($549,500 for Mr. James and $602,500 for Mr. Rownd).

(3)	The value of the accelerated stock options is calculated by multiplying the number of accelerated options by the difference between the exercise price over the closing market price of First Charter’s common stock on December 29, 2006 ($24.60).

(4)	The value of the accelerated performance shares and accelerated shares of restricted stock is calculated by multiplying the number of accelerated shares by the closing market price of First Charter’s common stock on December 29, 2006 ($24.60).

(5)	For Messrs. James, Caswell and Rownd, if following a change in control, the executive leaves “for good reason” then each will be entitled to a payment from the Corporation consisting of the excise tax payable in connection with Internal Revenue Code section 280G and a related gross-up payment in the amount of $724,637, $0 and $411,770.

Because the executive is entitled to receive severance payments following a termination without cause where there has been no change in control, a portion of the amount reflected might not be deemed to have been paid “in connection with” a change in control under Internal Revenue Code section 280G and therefore would not cause the executive to incur an excise tax that would be subject to a gross-up payment under the applicable employment agreement. Accordingly, based on the facts and circumstances surrounding the termination of the executive, the calculated excise tax and related gross-up could be substantially reduced or eliminated.

Manley Transition Agreement

Pursuant to a Transition Agreement and Release between the Corporation and Richard A. Manley (“Mr. Manley”) dated as of September 27, 2006 (the “Transition Agreement”), Mr. Manley commenced his transition from his role as Executive Vice President and Chief Banking Officer of the Corporation and FCB on September 27, 2006 (the “Transition Date”). Following the Transition Date, Mr. Manley continued to be employed by the Corporation and received his then-current regular compensation and benefits until October 6, 2006 (the “Separation Date”).

Following the Separation Date, Mr. Manley began to receive severance pay in the aggregate amount of $205,000, payable in equal installments for a period of twelve months (the “Payment Period”), less appropriate deductions, including state and federal taxes. In addition, Mr. Manley was entitled to continued participation in certain broad-based benefits during the Payment Period or such earlier time as Mr. Manley becomes eligible under another group plan; reimbursement of certain club dues, fees and assessments through December 31, 2006 and payment of a pro-rated bonus as a participant in the First Charter Annual Incentive Plan for fiscal year 2006 through September 30, 2006 (such bonus based upon achievement of the established corporate and individual goals and objectives and subject to funding criteria being met, as determined by the Board); and outplacement services.

In exchange for the severance and other benefits contained in the Transition Agreement, Mr. Manley has agreed to continue to honor all return of records, and applicable confidentiality and conflict of interest obligations previously agreed to or in accordance with applicable federal and state laws, fully release the Corporation, its subsidiaries and affiliate companies from all claims (subject to limited exceptions), and for a period of one year after the Separation Date, refrain from engaging in certain specified competitive activities.

The table below summarizes the payments that Mr. Manley will receive under the Transition Agreement and the accrued and vested benefits that Mr. Manley is entitled to based upon his departure from the Corporation on September 27, 2006.

Payments Under Transition Agreement

				Vested
			Vested	Performance	Welfare
Name	Severance/Salary	AIP Payment	Options(1)	Shares(2)	Benefits	Total

Manley	$205,000	$25,231	$44,317	$35,056	$1,990	$311,594

(1)	The value of the vested stock options is calculated by multiplying the number of options by the difference between the exercise price over the closing market price of First Charter’s common stock on December 29, 2006 ($24.60). All unvested stock options were forfeited.

(2)	Represents cash payment in settlement of outstanding performance shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is composed entirely of nonmanagement directors, each of whom has been determined in the Board’s business judgment to be independent based on the standards for independence adopted by the Board of Directors, which include the applicable Nasdaq Rules. The Committee is responsible for executive compensation and the broad-based compensation and benefit programs, including an annual review of compensation for the Chief Executive Officer and other executive officers, and an annual review and approval of management incentive and equity-based programs.

The Compensation Discussion and Analysis section of this proxy statement is management’s report on the Corporation’s compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into First Charter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

Jerry E. McGee (Chairman)	John S. Poelker
Michael R. Coltrane	Thomas R. Revels
Walter H. Jones, Jr.	L.D. Warlick, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Michael R. Coltrane, a member of the Compensation Committee, is the President, Chairman, and Chief Executive Officer of CT Communications, Inc. (“CTC”). CTC provides telecommunication services to the Corporation. During 2006, the aggregate amount of fees paid by the Corporation to CTC was approximately $908,500.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FCB has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal shareholders of the Corporation and its subsidiaries and their associates. All loans and commitments included in these transactions were made and are expected to be made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other borrowers and did not and are not expected to involve more than the normal risk of collectibility or present other unfavorable features.

The relationship between the Corporation and Mr. Coltrane is described above under “Compensation Committee Interlocks and Insider Participation.”

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Pursuant to its authority, our Audit Committee has appointed KPMG LLP, independent registered public accountants, as our auditors for 2007. KPMG LLP has acted in this capacity since 1983. We have been advised by KPMG LLP that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in the Corporation or our subsidiaries other than as its auditors. Although the Audit Committee has the sole authority to select and appoint the independent registered public accountants, we deem it advisable to obtain your ratification of this appointment. We understand that a representative from KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The Corporation has entered into an engagement letter with KPMG LLP which sets forth the terms by which KPMG LLP will perform audit services for the Corporation. The engagement letter is subject to alternative dispute resolution procedures and contains a provision that limits punitive damages on the part of KPMG LLP in the absence of fraud.

The fees billed by KPMG LLP for services rendered to the Corporation for the fiscal years indicated below were as follows:

Fees	2006	2005

Audit fees	$822,000	$525,183
Audit related fees(1)	67,885	72,809
Tax fees(2)	55,505	203,210
All other fees(3)	—	1,500

(1)	Consists of aggregate fees billed for audit of employee benefit plans and fees for consultations related to audit and accounting matters.

(2)	Consists of aggregate fees billed for tax compliance of $13,500 and $158,435 in 2006 and 2005, respectively. Also consists of tax advice on return filings of $42,005 and $44,775 in 2006 and 2005, respectively.

(3)	Consists of aggregate fees billed for accounting research materials in 2005.

Policy on Audit Committee Pre-Approval of the Audit and Permissible Non-Audit Services by the Independent Registered Public Accountants

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to assure that they do not impair the accountants’ independence from the Corporation. Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent registered public accountants must be pre-approved.

Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement. Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis. In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits. If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred. The Audit Committee reviews requests for the provision of audit and non-audit services by the Corporation’s independent public accountants and determines if they should be approved. Such requests could be approved either at a meeting of the Audit Committee or upon approval of the Chair of the Audit Committee, or another member of the Audit Committee. If a permissible non-audit service is approved by the Chair or another member of the Audit Committee, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services is consistent with the Securities and Exchange Commission’s rules on auditor independence and is compatible with maintaining KPMG LLP’s independence.

We recommend a vote FOR ratification of the appointment of this firm as independent auditors of the Corporation for 2007. If you do not ratify the appointment of KPMG LLP, our Audit Committee will consider a change in auditors for the next fiscal year.

ANNUAL REPORT

Our Summary 2006 Annual Report and Form 10-K for the fiscal year ended December 31, 2006, including financial statements, accompany this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and executive officers to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in our equity securities and to provide copies of such reports to us. Based solely upon our review of such copies or written representations related thereto, we believe that all Section 16 filing requirements of our directors and executive officers have been complied with on a timely basis for 2006.

SHAREHOLDER PROPOSALS

We anticipate that our 2008 Annual Meeting of Shareholders will be held on April 23, 2008. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for the 2008 Annual Meeting of Shareholders would be December 27, 2007. Additionally, we must receive notice of any shareholder proposal to be submitted at the 2008 Annual Meeting of Shareholders (but not required to be included in our proxy statement) in compliance with Article III, Section 15 of our Bylaws. This provision requires that a shareholder give written notice to the Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary date of the prior year’s annual meeting of shareholders. Consequently, any shareholder proposal to be submitted at the 2008 Annual Meeting of Shareholders (but not required to be included in our proxy statement) will not be considered timely pursuant to Rule 14a-5(e) under the Exchange Act unless the notice required by our Bylaws is delivered to the Corporate Secretary not later than the close of business on February 23, 2008 and not earlier than the close of business on January 24, 2008 and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

We have adopted a procedure approved by the Securities and Exchange Commission called “householding,” which reduces our printing costs and postage fees. Under this procedure, record holders who share the same address and have consented to householding will receive only one copy of our Summary 2006 Annual Report and Proxy Statement unless one or more of these shareholders has notified us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are a record holder residing at an address to which we sent only one copy of our Summary 2006 Annual Report and Proxy Statement and you wish to receive separate documents in the future, you may discontinue householding by contacting our transfer agent, Registrar and Transfer Company, 10 Commerce Drive Cranford, NJ 07016, at its toll free number (800-368-5948) or on its website at www.rtco.com. If you are an eligible record holder receiving multiple copies of our Summary 2006 Annual Report and Proxy Statement, you may request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee who has not instituted householding, you may request householding by contacting the applicable party.

If you are a record holder residing at an address to which we sent only one copy of our Summary 2006 Annual Report and Proxy Statement and you wish to receive an additional copy of these documents for this meeting, you may contact our Investor Relations Department at Post Office Box 37937, Charlotte, North Carolina, 28237-7937 or by phone at (704) 688-4817. We will promptly deliver, upon request, a separate Summary 2006 Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered.

FORM 10-K

A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, IS INCLUDED WITH THIS PROXY STATEMENT MAILED TO SHAREHOLDERS, AND COPIES ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO FIRST CHARTER CORPORATION, POST OFFICE BOX 37937, CHARLOTTE, NORTH CAROLINA 28237-7937, ATTENTION: CORPORATE SECRETARY. COPIES OF EXHIBITS ARE AVAILABLE UPON PAYMENT OF $25.00 TO COVER THE COSTS OF REPRODUCTION.

OTHER BUSINESS

We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgement.

By Order of the Board of Directors,

Stephen J. Antal
Executive Vice President, General Counsel
and Corporate Secretary

April 25, 2007

Appendix A

First Charter Corporation

Audit Committee Charter

As approved for amendment by the First Charter Corporation Board of Directors on June 28, 2006.

I.	Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) of First Charter Corporation (the “Corporation”) to oversee the accounting and financial reporting processes of the Corporation and the audits of the Corporation’s financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) the independent auditor’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent auditors, and (4) the compliance by the Corporation with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Corporation’s annual proxy statement.

II.	Committee Membership

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall meet the independence and experience requirements of The NASDAQ Stock Market, Inc. Marketplace Rules and the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Audit Committee shall be able to read and understand fundamental financial statements. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Corporation in the past three years. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission.

If an audit committee member ceases to be independent for reasons outside the member’s reasonable control, his or her membership on the audit committee may continue until the earlier of the Corporation’s next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to qualify as independent. If the Corporation is not already relying on this provision, and falls out of compliance with the requirements regarding audit committee composition due to a single vacancy on the audit committee, then the Corporation will have until the earlier of the next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. The Corporation shall provide notice to NASDAQ immediately upon learning of the event or circumstance that caused the non-compliance, if it expects to rely on either of these provisions for a cure period.

The members of the Audit Committee shall be appointed by the Board after due consideration and recommendation by the Governance and Nominating Committee. The Board shall designate one member of the Audit Committee as its Chair. Members of the Audit Committee shall serve at the pleasure of the Board or until successors are appointed. The Chair of the Audit Committee shall appoint a member of the internal audit staff to act as Secretary to the Audit Committee and may appoint an Assistant Secretary.

III.	Meetings

The Audit Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Audit Committee shall meet periodically in separate executive sessions with management, the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV.	Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the outside auditors (subject to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor, subject to the de minimis exception for non-audit services that are approved by the Audit Committee before the completion of the audit. The Audit Committee shall review and discuss with the independent auditor any documentation supplied by the auditor as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the auditor’s Independence. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to engage and determine funding for independent legal, accounting or other advisors. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Corporation and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee, to the extent it deems necessary or appropriate, shall:

V.	Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements before the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss with management and the independent auditor any major issues as to the adequacy of the Corporation’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting,

5.	Review and discuss with management (including the chief internal auditor) and the independent auditor the Corporation’s internal controls report and the independent auditor’s attestation of the report before the filing of the Corporation’s Form 10-K.

6.	Review and discuss periodically reports from the independent auditors on:

a.	all critical accounting policies and practices to be used;

b.	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

c.	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.	Discuss with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

9.	Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

10.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.	Review disclosures made to the Audit Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

12.	Ensure that a public announcement of the Corporation’s receipt of an audit opinion that contains a going concern qualification is made promptly.

VI.	Oversight of the Corporation’s Relationship with the Independent Auditor

1.	Review and evaluate the lead partner of the independent auditor team.

2.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and (c) any steps taken to deal with any such issues. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

3.	Obtain from the independent auditor a formal written statement delineating all relationships between the independent auditor and the Corporation. It is the responsibility of the Audit Committee to actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for purposes of taking, or recommending that the full board take, appropriate action to oversee the independence of the outside auditor.

4.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a Policy of rotating the independent auditing firm on a regular basis.

5.	Adopt a policy for the Corporation’s hiring of employees or former employees of the independent auditor.

6.	Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Corporation’s audit team.

7.	Meet with the independent auditor before the audit to discuss the planning and staffing of the audit.

VII.	Oversight of the Corporation’s Internal Audit Function

1.	To review and approve the appointment and replacement of the chief internal auditor (the “Chief Auditor”).

2.	To review the performance of the Chief Auditor on an annual basis and report the results of such review to the Compensation Committee of the Board for action in accordance with the Corporation’s salary administration program.

3.	To review and approve the internal audit plan, subsequent changes therein, and key audit and business risk considerations, and review and approve the results of the internal audit plan on not less than an annual basis.

4.	To review the significant reports to management prepared by the internal auditors together with management’s responses and follow-up to these reports.

VIII.	General Compliance Oversight Responsibilities

1.	Obtain from the independent auditor assurance that Section 10A (b) (“illegal acts”) of the Exchange Act has not been implicated.

2.	Obtain reports from management, the Corporation’s chief internal auditor and the independent auditor that the Corporation and its subsidiary entities are in conformity with applicable legal requirements and the Corporation’s Code of Business Conduct and Ethics. Advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Conduct and Ethics.

The Committee shall receive reports of violations of, and review and either approve or disapprove any request for waiver of, such policy by any director, executive officer or principal accounting officer.

3.	Approve all related party transactions.

4.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

5.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements or accounting policies, the Corporation’s compliance policies and any examination reports or inquiries received from regulators or governmental agencies and to approve any response thereto.

6.	Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

7.	With respect to the information security department,

a.	To review and approve the information security plan, subsequent changes therein, and key credit and business risk considerations, and review and approve the results of the information security plan on not less than an annual basis.

b.	To review the significant reports to management prepared by the internal credit reviewers together with management’s responses and follow-up to these reports.

IX.	Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

PROXY CARD
FIRST CHARTER CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2007
     The undersigned hereby appoints Stephen J. Antal and Charles A. Caswell, and each of them, with full power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of Shareholders of First Charter Corporation (the “Corporation”) to be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina, on May 23, 2007 at 10:00 A.M., and at any adjournment thereof, all shares of common stock of the Corporation which the undersigned would be entitled to vote if personally present for the matters appearing on the reverse side of this Proxy Card.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)
ê            FOLD AND DETACH HERE            ê
FIRST CHARTER CORPORATION — ANNUAL MEETING OF SHAREHOLDERS, MAY 23, 2007
YOUR INSTRUCTIONS TO VOTE ARE IMPORTANT!
Proxy Materials are available on-line at:
https://www.proxyvotenow.com/fct
You can provide your instructions to vote in one of three ways:
1.	Call toll free 1-866-388-1540 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/fct and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

The Board of Directors recommends a vote FOR each of the following:

Please mark as indicated in this example	☒

			Withhold	For All
		For	All	Except
1.	ELECTION of the following five nominees listed below as Directors with terms expiring in 2010.	☐	☐	☐

(01) Jewell D. Hoover	(02) Walter H. Jones, Jr.	(03) Samuel C. King, Jr.
(04) Jerry E. McGee	(05) John S. Poelker
     ELECTION of the following nominee listed below as Director with term expiring in 2008.
     (06) Richard F. Combs
INSTRUCTION: To vote for all nominees, mark “FOR.” To withhold authority to vote for all nominees, mark “Withhold All.” To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) in the space provided below.

		For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the Corporation’s independent registered public accountants for 2007.	☐	☐	☐

3.	To transact such other business as properly may come before the meeting.

        In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.
        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement.
        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Mark here for address change and note change	☐

Please be sure to date and sign this instruction card in the box below.	Date

Sign above

* * * IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *

é	FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS	é

Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 23, 2007. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet

Call Toll-Free on a Touch-Tone Phone anytime prior to	anytime prior to
3 a.m., May 23, 2007.	3 a.m., May 23, 2007, go to

1-866-388-1540	https://www.proxyvotenow.com/fct

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS :

  Access at https://www.proxyvotenow.com/fct

Your vote is important!

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE
REVOCABLE PROXY
FIRST CHARTER CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 23, 2007
The undersigned hereby appoints Stephen J. Antal and Charles A. Caswell, and each of them, with full power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of Shareholders of First Charter Corporation (the “Corporation”) to be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina, on May 23, 2007 at 10:00 A.M., and at any adjournment thereof, all shares of common stock of the Corporation which the undersigned would be entitled to vote if personally present for the following matters.

Please be sure to date and sign	Date
this Proxy in the box below.

     Shareholder sign above                    Co-holder (if any) sign above

The Board of Directors recommends a vote FOR each of the following:

		For	Withhold All	For all Except
1.	ELECTION of the following five nominees listed below as Directors with terms expiring in 2010.	☐	☐	☐

	(01) Jewell D. Hoover (03) Samuel C. King, Jr. (05) John S. Poelker	(02) Walter H. Jones, Jr. (04) Jerry E. McGee

ELECTION of the following nominee listed below as Director with term expiring in 2008.

(06) Richard F. Combs

INSTRUCTION: To vote for all nominees, mark “For.” To withhold authority to vote for all nominees, mark “Withhold All.” To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) in the space provided below.

		For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the Corporation’s independent registered public accountants for 2007.	☐	☐	☐

3.	To transact such other business as properly may come before the meeting.
      In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.
      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement.

▲ Detach above card, complete, sign, date and mail in postage paid envelope provided. ▲
FIRST CHARTER CORPORATION

     Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
PLEASE ACT PROMPTLY
COMPLETE, SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.